Exhibit 10.18

LEASE AGREEMENT

by and between

AGNL ANTENNA, L.P.,

a Delaware limited partnership

as LANDLORD

and

POWERWAVE TECHNOLOGIES, INC.,

a Delaware corporation,

as TENANT

Premises:	1761-1801 E. St. Andrew Place, Santa Ana,
California	92705

Dated as of: October 21, 2011

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SCHEDULES

Schedule 10(g)	Environmental Violations
Schedule 12(a)	Immediate Repairs
Schedule 12(b)	ADA Retrofits
Schedule 16(a)	Existing Insurance Policies

EXHIBITS

Exhibit A	—	Real Property
Exhibit B	—	Equipment
Exhibit C	—	Permitted Encumbrances
Exhibit D	—	Basic Rent Payments
Exhibit E	—	Certification Related to the USA Patriot Act
Exhibit F	—	[omitted]
Exhibit G	—	Form of Subordination Agreement
Exhibit H	—	Deutsche Bank Lease
Exhibit I	—	Deutsche Bank SNDA
Exhibit J	—	Letter of Credit Rider

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LEASE AGREEMENT (as amended, supplemented or modified, this “Lease”), made as of this 21st day of October, 2011 (the “Effective Date”), between AGNL ANTENNA, L.P., a Delaware limited partnership (together with its successors and assigns “Landlord”), with an address at c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor New York, New York 10167-0094, and POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (together with its successors and permitted assigns, “Tenant”) with an address at 1801 E. St. Andrew Place, Santa Ana, California 92705.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the Term and upon the provisions hereinafter specified, the following described property (collectively, the “Leased Premises”):

(a) the real property located at 1761-1801 E. St. Andrew Place, Santa Ana, California 92705, and being more particularly described in Exhibit A-1 (the “Improved Parcel”) and the real property located adjacent to the Improved Parcel which is currently vacant and contains no improvements, and being more particularly described in Exhibit A-2 (the “Vacant Parcel”, collectively and individually (as the context may require) with the Improved Parcel, the “Real Property”);

(b) the building containing approximately 367,045 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Real Property (collectively, the “Improvements”);

(c) all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Real Property, including (i) easements over other lands granted by any Easement Agreement and (ii) any streets, ways, alleys, vaults, gores or strips of land adjoining the Real Property (collectively, the “Appurtenances”);

(d) all fixtures (excluding the improvements that make up the underground vault at the Real Property (the “Underground Vault”), the wireless telecom equipment located in the Underground Vault which can be raised out of the ground by a remote operator, the monopole (in the form of an artificial palm tree) located at the front of the Leased Premises that contains certain of Tenant’s antenna products, the antenna chamber inside of the Leased Premises that is used to test the properties of wireless antennas, uninterruptible powers supplies, two compressed air systems that are used in Tenant’s manufacturing processes, television monitors in the Leased Premises (other than any television monitors used in the security system for the Leased Premises), and wireless telecommunications equipment on the roof of the Leased Premises, including antennas and tower mounted amplifiers) located on or affixed to the Real Property or the Improvements (collectively, the “Fixtures”);

(e) all machinery, equipment (excluding the improvements that make up the Underground Vault, the wireless telecom equipment located in the Underground Vault which can be raised out of the ground by a remote operator, the monopole (in the form of an artificial palm tree) located at the front of the Leased Premises that contains certain of Tenant’s antenna products, the antenna chamber inside of the Leased Premises that is used to test the properties of wireless antennas, uninterruptible powers supplies, two compressed air systems that are used in Tenant’s manufacturing processes, television monitors in the Leased Premises (other than any television monitors used in the security system for the Leased Premises), and wireless telecommunications equipment on the roof of the Leased Premises, including antennas and tower mounted amplifiers) and other property described in Exhibit B (collectively, the “Equipment”); and

(f) all plans, specifications, drawings, permits, rights and warranties (collectively, the “Intangible Property”).

2. Certain Definitions.

“Access Agreement” is defined in Paragraph 10(l).

“ADA Retrofits” is defined in Paragraph 12(b).

“Additional Financial Statements” is defined in Paragraph 28(b).

“Additional Rent” is defined in Paragraph 7(a).

“Alterations” means all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of, and all substitutions or replacements for, any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary and shall include any Major Alterations.

“Applicable Initial Date” is defined in Paragraph 37(a)(i).

“Appurtenances” is defined in Paragraph 1(c).

“Asset Transfer” is defined in Paragraph 21(j).

“Basic Rent” is defined in Paragraph 6.

“Basic Rent Adjustment Date” is defined in Paragraph 3 of Exhibit D.

“Basic Rent Payment Date” is defined in Paragraph 6.

“Bell Contamination” is defined in Paragraph 10(l).

“Bell Industries” is defined in Paragraph 10(l).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required to be closed.

“Casualty” means any loss of or damage to or destruction of all or any portion of the Leased Premises.

“Code” is defined in Paragraph 33.

“Commencement Date” is defined in Paragraph 5(a)

“Condemnation” means (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, (ii) by reason of any agreement with any condemning authority in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, (b) any de facto or inverse condemnation, or (c) any Requisition. A Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemning authority, or the date on which the right to compensation and damages accrues under the applicable Law.

“Condemnation Notice” means notice or knowledge of the institution of or any threatened institution of any proceeding for Condemnation.

“Control” is defined in Paragraph 21(k).

“Control Person” is defined in Paragraph 21(k).

“Costs” of a Person or associated with a specified transaction or occurrence means all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, consultants’ fees and expenses, travel costs, court costs, real estate brokerage fees, mortgage brokerage fees, escrow fees, title insurance premiums and expenses, mortgage commitment fees, mortgage points, recording fees, recordation taxes, leasehold recordation taxes, mortgage recordation taxes and transfer taxes, as the circumstances require.

“Credit Entity” means any Person that has a publicly traded unsecured debt rating of “Baa” or better from Moody’s or a rating of “BBB” or better from S&P (or, if such Person does not then have publicly traded rated debt, a determination by either of such rating agencies that its unsecured senior debt would be so rated by such agency and will not be on “negative Credit Watch), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord.

“Default Rate” is defined in Paragraph 7(a)(iv).

“Deutsche Bank” means Deutsche Bank National Trust Company.

“Deustche Bank Lease” means that Lease between Tenant, as landlord, and Deutsche Bank, as tenant, dated December 31, 1998, as amended by First Amendment to Lease dated May 1, 2004, Second Amendment to Lease dated November 1, 2004, and Third Amendment to Lease dated August 1, 2008, with respect to that portion of the property described on Exhibit J.

“Deutsche Bank Lease SNDA” means that Subordination, Non-Disturbance and Attornment Agreement dated as of the Closing Date by and among Landlord, Tenant and Deutsche Bank in the form attached hereto as Exhibit I.

“Easement Agreement” means any condition, covenant, restriction, easement, declaration, license or other agreement listed as a Permitted Encumbrance or as may hereafter affect the Leased Premises.

“EBITDAR” means, for any Person for any period, the Net Income for such period, adjusted for and specifically excluding (a) extraordinary gains or extraordinary losses, (b) gains or losses from sales of assets, other than inventory sold in the ordinary course of business and (c) unusual and non-recurring items, plus (i) without duplication and to the extent deducted in determining such Net Income, the sum of (A) interest expense for such period, (B) income tax expense for such period, (C) depreciation expense and amortization expenses for such period, and (D) rent expense for such period; minus (ii) without duplication and to the extent included in determining such Net Income, interest income, all determined on a consolidated basis in accordance with GAAP.

“Environmental Adverse Condition” means the presence or likely presence of any Hazardous Substances on a property under conditions that indicate an existing release, a past release, or material threat of a release of any Hazardous Substances into structures at the Leased Premises or into or on the ground, ground water, or surface water of the property, or the presence or likely presence of any environmental condition that could materially effect business operations at the Leased Premises. The term includes Hazardous Substances even under conditions that are in compliance with applicable Environmental Laws.

“Environmental Law” means (a) whenever enacted or promulgated, any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the National Environmental Policy Act and the Hazardous Materials Transportation Act, each as amended and hereafter in effect and any similar state or local Law.

“Environmental Violation” means (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any drums, barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord, Tenant or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Equipment” is defined in Paragraph 1(e).

“Escrow Charges” is defined in Paragraph 9(b).

“Escrow Payment” is defined in Paragraph 9(b).

“Event of Default” is defined in Paragraph 22(a).

“Existing Insurance Policies” is defined in Paragraph 16(a).

“Expiration Date” is defined in Paragraph 5(a).

“Federal Funds” means Federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“First Full Basic Rent Payment Date” is defined in Paragraph 3 of Exhibit D.

“Fixtures” is defined in Paragraph 1(d).

“Future Tax” is defined in Paragraph 9(a).

“GAAP” is defined in Paragraph 28(a).

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly: (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil, ground water, watercourses or water systems); (c) involves the containment or storage of any Hazardous Substance; or (d) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (a) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (b) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, mold and other microbial contamination, and polychlorinated biphenyls.

“Immediate Repairs” is defined in Paragraph 12(a).

“Impositions” is defined in Paragraph 9(a).

“Improved Parcel” is defined in Paragraph 1.

“Improvements” is defined in Paragraph 1(b).

“Indemnitee” means (a) Landlord, (b) Lender, (c) any director, member, officer, general partner, limited partner, employee or agent of Landlord or Lender (or any legal representative, heir, estate, successor or assign of any thereof), (d) any predecessor or successor partnership, corporation, limited liability company (or any other entity) of Landlord or Lender, or any of its general partners, members or shareholders, or (e) any affiliate of Landlord or Lender.

“Information” is defined in Paragraph 38(o).

“Insurance Requirements” means the requirements of all insurance policies required to be maintained in accordance with this Lease.

“Intangible Property” is defined in Paragraph 1(f).

“Interested Persons” is defined in Paragraph 38(o).

“Landlord” is defined in the introductory Paragraph.

“Late Charge” is defined in Paragraph 7(a)(ii).

“Law” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” is defined in the introductory Paragraph.

“Leased Premises” is as defined in Paragraph 1.

“Lease Year” means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Legal Requirements” means the requirements of all present and future Laws applicable during the Term, including all applicable permit and licensing requirements and all covenants, restrictions and conditions, including all Easement Agreements, now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises.

“Lender” means any Person which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note, together with its successors, transferees and assigns.

“Letter of Credit” means an irrevocable, transferable, standby letter of credit that provides for automatic renewal sixty (60) days prior to the expiration thereof, in form and substance satisfactory to Landlord, issued by a bank or financial institution acceptable to Landlord (a) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (b) whose long-term debt ratings on bank level senior debt obligations are rated in at least the second highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Service (“S&P”) or their respective successors (the “Rating Agencies”) (which shall mean AA from Fitch, Aa from Moody’s and AA from S&P) and (c) that has a short-term deposit rating at the bank level in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P). Provided the letter of credit complies with the standards set forth in this definition, Landlord shall not require that Tenant post any collateral or other security with the bank or financial institution issuing the letter of credit, provided, however, Tenant acknowledges that the bank or financial institution issuing the letter of credit might require that collateral or security be provided and maintained in connection with issuing the letter of credit.

“Lease Adjusted Funded Debt” means, for any person (on a consolidated basis) at the time of determination, without duplication, all obligations, contingent or otherwise, of such person that, in accordance with GAAP, should be classified upon the balance sheet of such person as indebtedness, but in event including the following (and excluding trade payables in the ordinary course of business): (a) all obligations for borrowed money; (b) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, (c) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such person’s account, (d) all obligations, whether or not assumed, secured by a lien or payable out of the proceeds of production from any property or assets owned by such person, (e) the capitalized portion of lease obligations under any capital lease, (f) all obligations for which such person is obligated pursuant to any derivative agreements or arrangements, (g) all obligations of such person upon which interest charges are customarily paid or accrued, (h) all obligations of the types listed in clauses (a) through (g), for which such person is obligated pursuant to a guaranty, and (i) the Rent payable under this Lease for the immediately following twelve (12) month period capitalized at a rate of a multiple of eight (8).

“Letter of Intent” means that certain letter of intent dated September 7, 2011 entered into by Tenant and Landlord related to the Transaction.

“Loan” means any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“MAI” means Member, Appraisal Institute.

“Monetary Obligations” means Rent, Impositions, Escrow Charges and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Monthly Statements and Projections” is defined in Paragraph 28(b).

“Mortgage” means any mortgage or deed of trust entered into by Landlord which (a) encumbers the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” means (a) the entire award payable to Landlord or Lender by reason of a Condemnation, less any sums paid pursuant to a separate claim by Tenant for (i) any furniture, fixtures and equipment owned by Tenant and affected by such Condemnation, or (ii) Tenant’s relocation expenses; or (b) the entire proceeds of any insurance policy by reason of a Casualty, in each case, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

“Net Income” means, for any person for any period, the net income (or loss) of such person on a consolidated basis for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, for such period taken as a single accounting period; provided that there shall be excluded (a) the income of any other person (other than a consolidated subsidiary of such first person), except to the extent of the amount of cash dividends and other cash distributions actually paid to such first person and its subsidiaries during such period, and (b) the income or loss of any other person accrued prior to the date it is merged into or consolidated with such first person or any of its subsidiaries or the date that such other person’s assets are acquired by such first person or any of its subsidiaries.

“Net Sublet Rent” is defined in Paragraph 21(h).

“Non-Preapproved Assignee” is defined in Paragraph 21(b).

“Note” means any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Partial Casualty” means any Casualty which does not constitute a Termination Event.

“Partial Condemnation” means any Condemnation which does not constitute a Termination Event.

“Permitted Asset Transfer” is defined in Paragraph 21(j).

“Permitted Change of Control” is defined in Paragraph 21(k).

“Permitted Encumbrances” means those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit C.

“Permitted Use” is defined in Paragraph 4(a).

“Permitted Violations” is defined in Paragraph 14.

“Person” means an individual, partnership, limited liability company, association, corporation or other entity.

“PLL Insurance” is defined in Paragraph 16(b)(viii).

“Preapproved Sublet” is defined in Paragraph 21(c).

“Present Value” of any amount means such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) five percent (5%) per annum.

“Prime Rate” means the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Property Action” is defined in Paragraph 10(b).

“Purchase and Sale Agreement” means the Purchase and Sale Agreement dated October __, 2011 between Tenant, as seller, and Landlord, as buyer, as amended, supplemented and modified.

“Qualified Institutional Purchaser” means a bank, savings and loan association, insurance company, investment company, employee benefit plan, investment advisor registered under the Investment Advisors Act, that has at least Five Hundred Million Dollars ($500,000,000.00) in discretionary assets under management, or a private equity, venture capital or similar buyout fund with at least Five Hundred Million Dollars ($500,000,000.00) of equity capital under management.

“Qualified Transferee” means a Qualified Institutional Purchaser; provided that, on a pro forma basis, after giving effect to the applicable transaction, such Qualified Institutional Purchaser, on a consolidated basis, has a ratio of Lease Adjusted Funded Debt to EBITDAR of not more than 4.75 to 1.0 and EBITDAR of not less than Sixty Million Dollars ($60,000,000.00).

“Real Property” is defined in Paragraph 1(a).

“Relevant Date” means (a) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Condemnation, the date immediately prior to the date on which the applicable Condemnation Notice is received, and (b) in the event of a Termination Notice pursuant to Paragraph 18 with respect to a Casualty, the date immediately prior to the date on which the applicable Casualty occurs.

“Remaining Obligations” is defined in Paragraph 18(d).

“Remaining Sum” is defined in Paragraph 19(c).

“Renewal Date” is defined in Paragraph 5(b).

“Renewal Term” is defined in Paragraph 5(b).

“Rent” means, collectively, Basic Rent and Additional Rent.

“Requesting Party” is defined in Paragraph 25.

“Requisition” means a temporary requisition or confiscation of the use or occupancy of all or a portion of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation.

“Responding Party” is defined in Paragraph 25.

“Restoration Fund” is defined in Paragraph 19(a).

“Review Criteria” is defined in Paragraph 21(b).

“Set-Off” is defined in Paragraph 8(a).

“Site Assessment” is defined in Paragraph 10(c).

“Site Reviewers” is defined in Paragraph 10(c).

“Specially Designated National or Blocked Person” is defined in Paragraph 38(n).

“Sponsor” is defined in Paragraph 6.

“State” means the State of California.

“Surviving Obligations” means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Tenant” is defined in the introductory Paragraph.

“Tenant’s Loan Agreements” is defined in Paragraph 28(b).

“Term” is defined in Paragraph 5(a).

“Termination Amount” means the entire Basic Rent for the remainder of the current Term discounted to the Present Value, minus the amount of any Net Award received (or to be received) by Landlord and Lender.

“Termination Date” is defined in Paragraph 18(c).

“Termination Event” means a Casualty or Condemnation described in Paragraph 18(a) or Paragraph 18(b).

“Termination Notice” is defined in Paragraph 18(a).

“Third Party Purchaser” is defined in Paragraph 21(i).

“Underground Vault” is defined in Paragraph 1.

“Vacant Parcel” is defined in Paragraph 1.

“Warranties” is defined in Paragraph 3(d).

“Wells Fargo Documents” is defined in Paragraph 21(f).

“Work” is defined in Paragraph 13(b).

3. Title and Condition .

(a) The Leased Premises is demised and let subject to (i) the terms of this Lease, any Mortgage and Assignment in effect from time to time, (ii) the rights of Deutsche Bank under the Deutsche Bank Sublease, (iii) the state of title of the Leased Premises as of the Effective Date, including any Permitted Encumbrances, (iv) any circumstances or conditions, as of the Effective Date, which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any violation of any such Legal Requirements, and (vi) the condition of the Leased Premises as of the Effective Date, without representation or warranty by Landlord. Notwithstanding the foregoing, Tenant shall not be subject to covenants, restrictions and conditions or Easements Agreements recorded or entered into by Landlord after the Effective Date that diminish Tenant’s rights or increase Tenant’s obligations under this Lease, unless Tenant has consented to any such covenant, restriction and condition or Easements Agreement in accordance with the terms and conditions of this Lease.

(b) Tenant acknowledges that the Leased Premises is in good condition and repair as of the date of executing this Lease and that Tenant has used and occupied the Leased Premises since April, 2001. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES IN ITS AS IS, WHERE IS AND WITH ALL FAULTS CONDITION TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ALL OR ANY PART OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) THE FITNESS, DESIGN OR CONDITION OF THE LEASED PREMISES FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, INCLUDING ANY LATENT OR PATENT DEFECT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OR PRESENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LEGAL REQUIREMENT; AND ALL RISKS RELATED TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO AND LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT) RELATED TO THE LEASED PREMISES. THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PREMISES.

(c) Tenant represents and warrants to Landlord that (i) Tenant and Deutsche Bank have only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) neither Tenant nor any agent, officer, employee, principal or affiliate of Tenant has granted or knowingly suffered to exist any unrecorded deeds, mortgages, land contracts, licenses, leases, subleases, assignments of lease, options to purchase, agreements or other instruments adversely affecting title to the Leased Premises or any lien, encumbrance, transfer of interest, constructive trust, or other equity in the Leased Premises, and (iii) Tenant has received no notice of any Casualty, Condemnation or pending or threatened special assessments affecting the Leased Premises. The foregoing representations and warranties and the representations and warranties provided by Tenant and contained in the Purchase and Sale Agreement shall survive the date on which this Lease is fully executed, provided, however, the representations and warranties set forth in the Purchase and Sale Agreement shall survive in accordance with and pursuant to the terms of the Purchase and Sale Agreement.

(d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to the Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any commercially reasonable certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence and during the continuance of an Event of Default. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms and shall co-operate with Landlord to the extent necessary to permit Landlord to enforce such Warranties after the expiration or earlier termination of this Lease. The foregoing requirement shall survive the expiration or earlier termination of this Lease, for a period of twelve (12) months.

(e) Tenant represents that the Deutsche Bank Lease and the Access Agreement are the only lease, license, sublease or other agreement in effect as of the Effective Date permitting a party other than Landlord or Tenant to use or occupy the Leased Premises. A true, correct and complete copy of the Deutsche Bank Lease, including all amendments and modifications thereto is attached hereto as Exhibit J. Tenant shall promptly notify Landlord if it has knowledge of any or receives notice of any default or breach of the Deutsche Bank Lease. Tenant shall not modify, amend, alter, or supplement the Deutsche Bank Lease without obtaining the prior, written consent of Landlord. A final copy of any modification, amendment, or other agreement related to the Deutsche Bank Lease shall be provided to Landlord upon the execution of such instrument after the approval of Landlord is obtained as required in this Lease. As set forth in the Deutsche Bank Lease SNDA, Tenant acknowledges that the Deutsche Bank Lease is subordinate to this Lease and agrees to execute and use commercially reasonable efforts (which, among other things, does not require litigation) to cause Deutsche Bank to execute any further commercially reasonable assurances requested by Landlord related to such subordination. At or prior to the exercise of the next extension option available to Deutsche Bank under the Deutsche Bank Lease (if Deutsche Bank exercises such option), Tenant will cooperate with Landlord in clarifying the nature, scope and other requirements and mechanics related to the right of first offer set forth in Section 8 of the Third Amendment to the Deutsche Bank Lease, such cooperation shall include, without limitation, Tenant providing Landlord with draft language (for Landlord’s review and approval) that revises the current parameters and requirements related to the exercise of, scope, nature and mechanics of the right of first offer.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises for general office use and engineering and manufacturing uses associated with the manufacture, testing, qualification, marketing and sale of communications related products, equipment and services and related and similar uses (the “Permitted Use”) and for no other purpose without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may not use or occupy the Vacant Parcel for any purpose without the prior written consent of Landlord. In addition to the foregoing, any assignee’s use and occupancy of the Leased Premises must not diminish the market value or impair the usefulness of the Leased Premises, as determined in Landlord’s sole discretion, and the proposed use and occupancy of any assignee must comply with this Lease in all other respects. Tenant shall be responsible for obtaining and maintaining all permits, licenses, certificates of occupancy, or any other items required by Law or any Legal Requirement with respect to Tenant’s Permitted Use and occupancy of the Leased Premises. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner which would or might (i) violate any Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste. If during the Term Tenant’s use or occupancy of the Leased Premises is no longer permitted by Law or any Legal Requirement, Tenant shall not have the right to terminate this Lease.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord, or any person claiming by, through or under Landlord, with respect to matters that arise after the Effective Date; provided that Landlord or its agents may enter upon and examine the Leased Premises during normal business hours following forty-eight (48) hours’ prior written notice to Tenant with a Tenant escort if requested by Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is expressly permitted by any provision hereof; provided further, however, that no access shall be permitted to those areas of the Leased Premises for which a government security clearance is required for entry unless the person(s) to be shown such area provides proof of the required security clearance. Tenant shall permit inspection of the Leased Premises by any federal, state, county or municipal officer or representative to determine if the Leased Premises or any portion thereof complies with any Legal Requirement.

5. Term.

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (as extended or renewed in accordance with the provisions hereof, including any exercised Renewal Term, the “Term”), commencing on the Effective Date (the “Commencement Date”) and ending on the last day of the one hundred eightieth (180th) full calendar month next following the date hereof (the “Expiration Date”).

(b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof and no default or Event of Default exists under this Lease, then on the Expiration Date and on the ten (10) year anniversary of the Expiration Date (each such date, a “Renewal Date”), the Term shall be extended for an additional period of ten (10) years and nine (9) years three hundred sixty-four (364) days, respectively (each of the extension periods, a “Renewal Term”), provided that Tenant shall have notified Landlord in writing at least eighteen (18) months prior to such Renewal Date that Tenant has elected to so extend this Lease as of the next Renewal Date. At Landlord’s request at any time after the giving of a notice of renewal, Tenant shall execute a notice in recordable form confirming such Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease (except that Tenant shall not have the right to any additional Renewal Terms except as otherwise provided herein).

(c) If Tenant does not exercise any of its options pursuant to Paragraph 5(b) to extend the Term for an additional Renewal Term, or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last eighteen (18) months of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents during Tenant’s normal business hours upon forty-eight (48) hours’ prior written notice and with a Tenant escort if requested by Tenant, provided, however, that no access shall be permitted to those areas of the Leased Premises for which a government security clearance is required for entry unless the person(s) to be shown such area provides proof of the required security clearance.

6. Basic Rent.

(a) Tenant shall pay to Landlord for the Leased Premises during the Term, annual rent in the amounts (“Basic Rent”) and on the dates (each, a “Basic Rent Payment Date”) provided for in Exhibit D. Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) on each Basic Rent Payment Date, without offset, abatement or deduction, pursuant to Subparagraph (b) below.

(b) Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) via wire transfer of Federal Funds on each Basic Rent Payment Date pursuant to wire transfer instructions delivered to Tenant from Landlord.

(c) If, at any time, Tenant is owned directly or indirectly by one or more private equity funds or other financial sponsors which receive a management fee or other comparable distribution (“Sponsor”), Tenant, as the case may be, shall cause each such Sponsor to enter into a Subordination Agreement substantially in the form of Exhibit I, subordinating Sponsor’s right to collect its management fee to Landlord’s right to collect Basic Rent under this Lease.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) the following costs and expenses:

(i) except as otherwise specifically provided herein, all Costs of Tenant, Landlord (including, from and after an Event of Default, Landlord’s reasonable internal Costs, but excluding those costs and expenses associated with the day-to-day management by Landlord of this Lease) and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) [omitted], (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims (under insurance policies maintained by or required to be maintained by Tenant under this Lease) involving or arising from the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from the Leased Premises, this Lease, (G) the exercise or enforcement by Landlord of any of its rights under this Lease, (H) any amendment or supplement to or modification or termination of this Lease requested by Tenant or reasonably necessitated by any action of Tenant, including without limitation, as a result of any Event of Default, (I) any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant, or the review and monitoring of compliance by Tenant with the terms of this Lease and applicable Law, (J) Tenant’s failure to act promptly in an emergency situation of imminent or reasonably foreseeable harm to persons or property and related to the Leased Premises, (K) any and all fines, penalties, charges, or fees charged or levied in connection with the Bell Contamination, and (L) all other items specifically required to be paid by Tenant under this Lease;

(ii) if all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its Costs and inconvenience incurred as a result of Tenant’s delinquency, such Late Charge shall be levied from the applicable Basic Rent Payment Date, notwithstanding the foregoing, if Tenant pays any installment of Basic Rent after the date it is due but prior to the expiration of any grace period provided in Paragraph 22(a)(i), then the Late Charge shall not be applied to such payment of Basic Rent; and

(iii) interest, from the date such payment of Basic Rent or Additional Rent (as applicable) was due and payable, at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when such amount becomes due; notwithstanding the foregoing, if Tenant pays any installment of Basic Rent or Additional Rent after the date it is due but prior to the expiration of any grace period provided in Paragraph 22(a)(i) or Paragraph 7(b), then the Default Rate shall not be applied to such payment of Basic Rent or Additional Rent (as applicable).

(b) Tenant shall pay and discharge any Additional Rent on the earlier of (A) demand for payment by Landlord or (B) within five (5) Business Days of the due date; provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) Business Days after Landlord’s demand for payment thereof. All payments of Additional Rent and all other Monetary Obligations shall be paid by wire transfer pursuant Paragraph 6(b).

(c) In no event shall amounts payable under Paragraphs 7(a)(ii) and (iii) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

8. Net Lease; Non-Terminability.

(a) This is an absolute net lease and all Monetary Obligations shall be paid without notice or demand, except as otherwise expressly set forth herein, and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b) Except as otherwise expressly set forth herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

(c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a real property tax lien or otherwise. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law to (i) quit, terminate or surrender this Lease or the Leased Premises, or (ii) exercise any right of Set-Off of any Monetary Obligations.

9. Payment of Impositions.

(a) Tenant shall pay and discharge when due: all taxes (including real and personal property taxes, franchise taxes, sales taxes, use taxes, gross receipts tax, rent taxes, recordation taxes and documentary transfer taxes (subject to the qualification set forth below in this Paragraph); all charges for any Easement Agreement; all assessments and levies with respect to the Leased Premises; all fines, penalties and other Costs in connection with noncompliance of the Leased Premises with any applicable Law; all permit, inspection and license fees in connection with Tenant’s use, occupancy or subleasing of the Leased Premises; all rents and charges for water, sewer, utility and communication services relating to the Leased Premises; all ground rents and all other public charges, imposed upon or assessed against (i) Tenant, (ii) Tenant’s interest in the Leased Premises, (iii) the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use or possession of the Leased Premises or as a result of any activity conducted on the Leased Premises by Tenant, or Tenant’s agents, contractors, licensees, employees or any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant, or (v) the Rent (collectively, the “Impositions”); provided that nothing herein shall obligate Tenant to pay (A) income, excess profits, franchise or other taxes of Landlord which are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge, e.g., any real property tax that is recharacterized as a franchise tax), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Upon expiration of the Term (or any earlier termination of this Lease), Tenant shall pay Landlord for unpaid taxes up to and including such date that shall become due and owing thereafter. Landlord shall make a reasonable estimate of such unpaid taxes based on the prior year’s tax bills, and shall perform a reconciliation promptly after the actual information becomes available. In the event that any ad valorem or other future real property tax (“Future Tax”) is decreed or characterized by Law as an income tax and Tenant is thereby prohibited by any applicable Law from paying such Future Tax pursuant to this Paragraph 9(a), Landlord and Tenant agree that Basic Rent shall be adjusted by the amount necessary to provide Landlord the same net yield as Landlord would have received but for the implementation or characterization of such Future Tax. Prior to or on the date the Future Tax takes effect, Landlord shall provide Tenant with notice of the revised Basic Rent under this Lease. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments, provided that such option to pay any Imposition in installments shall not hinder or prevent Landlord from exercising any of its rights set forth in this Lease. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof, and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor. Impositions shall include, without limitation, any increase in any of the foregoing taxes, payments or costs based upon construction of improvements on the Leased Premises or “changes in ownership” (as defined in the California and Revenue Taxation Code) of the Leased Premises, provided, however, Tenant shall not be obligated to pay an amount equal to the increase in the Impositions solely due to such “changes in ownership” that exceed two (2) “changes in ownership” in any ten (10)-year period, for purposes of clarity, Tenant shall remain responsible for the payment of the Impositions in effect prior to the second “change in ownership” referenced above. Notwithstanding the foregoing, Tenant shall not be responsible for payment of documentary transfer taxes related to a sale of the Leased Premises unless such sale occurs: (y) in connection with the termination of this Lease and exercise of the Landlord’s remedies under this Lease following an Event of Default or (z) (whether via foreclosure or a deed in lieu of foreclosure) in connection with the exercise of the remedies of a Lender following an Event of Default.

(b) Following the occurrence of an Event of Default caused by Tenant’s failure to pay Basic Rent or Additional Rent (solely with respect to such items of Additional Rent which also constitute Escrow Charges) when due (subject to any notice or grace periods, as applicable) or if Landlord is required by a Lender to escrow funds in connection with a Loan, Tenant shall pay to Landlord or Lender such amounts (each an “Escrow Payment”) as required by Landlord or Lender so that there shall be in an escrow account an amount sufficient to pay as they become due the Escrow Charges that will accrue over such period of time as Landlord or Lender shall reasonably require (provided, however, unless an Event of Default exists and is continuing, Tenant shall not be required to pay to Landlord Escrow Charges in excess of such Escrow Charges that accrue over the successive twelve (12)-month period). As used herein, “Escrow Charges” means (i) real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof, (ii) premiums on any insurance required by this Lease, (iii) regular and periodic payments due under any Easement Agreement, (iv) any reserves for capital improvements, deferred maintenance, or repair identified in and required or recommended in a property condition report or similar engineering report obtained for the Leased Premises, and (v) after an Event of Default, tenant improvements and leasing commissions. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. The Escrow Payments shall not be commingled with other funds of Landlord or other Persons. Unless required under any applicable Law, no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord or Lender shall determine or as required by Law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within fifteen (15) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.

(c) Tenant agrees to notify Landlord promptly of any changes to the amounts, schedules, instructions for payment of any Impositions and premiums on any insurance held under this Lease of which Tenant has obtained knowledge and authorizes Landlord or Lender to obtain the bills for Impositions or Escrow Charges directly from the appropriate authority or entity.

10. Compliance with Laws and Easement Agreements; Environmental Matters.

(a) Subject to Paragraph 10(m), Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and all Legal

Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit, or suffer to occur, any Environmental Violation or any environmental lien whether due to the acts of Tenant or any of Tenant’s agents, employees or contractors, (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord (which request shall be made in Landlord’s sole and absolute discretion), Tenant shall promptly remediate or undertake any other appropriate response action to correct (including causing any third-party to undertake any appropriate actions to remediate an Environmental Violation) any Environmental Violation, however immaterial, or (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Real Property, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared solely for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and no other Person shall have the right to rely on any such reports.

(b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, obtaining the prior written consent of Landlord. Tenant agrees to reasonably cooperate with Landlord, at Tenant’ sole cost and expense, in connection with (a) the granting of easements, licenses, rights-of-way and other rights and privileges in the nature of Easement Agreements reasonably necessary or desirable for ownership and operation of the Leased Premises as herein provided; (b) the execution of petitions to have the Leased Premises annexed to any municipal corporation or utility district; and (c) the execution of amendments to any covenants and restrictions affecting the Leased Premises; provided that, in each case, such grant, release, dedication, transfer, amendment or government action, or other action or agreement (any of the foregoing, a “Property Action”) will not materially interfere with Tenant’s use and enjoyment of the Leased Premises, and Landlord shall have delivered to Tenant a certificate representing to Tenant the same. Subject to the provisions of this Paragraph 10(b), so long as no Event of Default has occurred and is continuing, Landlord hereby agrees not to alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, obtaining the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, if applicable Law requires that additional parking spaces be created to ensure compliance with any zoning regulations related to the Leased Premises, then Tenant shall construct on the Vacant Parcel such additional parking spaces and ancillary structures as are needed in accordance with the terms and conditions of Paragraph 13 of this Lease.

(c) Unless an emergency condition requires Landlord’s immediate or prompt entry onto the Leased Premises, upon forty-eight (48) hours’ prior written notice from Landlord, Tenant shall permit such persons as Landlord may reasonably designate (“Site Reviewers”) to visit the Leased Premises during normal business hours, with a Tenant escort if requested by Tenant, provided, however, that no access shall be permitted to those areas of the Leased

Premises for which a government security clearance is required for entry unless the person(s) to be shown such area provides proof of the required security clearance, and such visit shall be in a manner which does not unreasonably interfere with Tenant’s operations and perform environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises; (ii) within the six month period prior to the expiration of the Term; (iii) if required by Lender or the terms of any credit facility to which Landlord is bound; (iv) if an Event of Default exists; (v) if required under any applicable Law; or (vi) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments including additional Site Assessments that may be required as a result of any limited Phase II environmental report prepared prior to the Effective Date or as may be required by Lender or any provider of insurance for the Leased Premises. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be in the possession of or readily accessible to Tenant and reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers at the Leased Premises, at a mutually convenient time during normal business hours, appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessments shall be paid by Tenant, provided, however, the cost of performing the Site Assessments in subparagraphs (i) and (iii) above shall be paid by Landlord.

(d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed Two Hundred Fifty Thousand Dollars ($250,000) and the cost of remediation or other clean up activities related to such Environmental Violation is not covered by the PLL Insurance, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances, as determined in Landlord’s sole but reasonable discretion, that Tenant will effect such remediation in accordance with applicable Environmental Laws, and fulfill Tenant’s indemnification obligations that could reasonably be expected to arise as a result of such Environmental Violation. Such financial assurances shall be in an amount be not less than one hundred twenty five percent (125%) of Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action in the following twelve (12) month period, with such financial assurances being replenished and increased as necessary at the end of each such 12-month period to reflect the anticipate cost of such remedial action for the upcoming 12-month period. Tenant shall comply with all reasonable requests of Landlord with respect to an Environmental Violation, including without limitation (i) a request to effectuate a remediation of any Environmental Violation, (ii) a request for Tenant to comply with any Environmental Laws or to comply with any directive from a governmental authority, or (iii) a reasonable request to take any action necessary to protect human health and the environment.

(e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist related to the Bell Contamination or is caused by the acts or omissions of Tenant and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect on a month-to-month basis beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f) If Tenant fails to comply with any requirement of any Environmental Law, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to comply with such Environmental Law.

(g) Tenant shall notify Landlord on the earlier of (i) three (3) Business Days after obtaining knowledge thereof or (ii) the date on which notice is required to be delivered to any governmental authority under applicable Environmental Law, or contemporaneous with notice being provided to any governmental authority, with respect to (x) any Environmental Violation (or alleged Environmental Violation), (y) spill or release of any Hazardous Substances that could reasonably be expected to result in a claim or liability under Environmental Law, or (z) noncompliance with any of the covenants contained in this Paragraph 10, and shall forward to Landlord promptly copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

(i) Tenant shall, from time to time but, unless an Event of Default exists and is continuing, not more often than once in any twelve (12)-month period, upon Landlord’s reasonable request, provide Landlord with evidence (a duly authorized and executed officer’s certificate from Tenant shall be sufficient evidence) satisfactory to Landlord that the Leased Premises complies with all Legal Requirements or is exempt from compliance with such Legal Requirements.

(j) Unless otherwise directed by Landlord, Tenant shall, at its sole cost and expense, remove or close any tanks (above or under ground) installed by or on behalf of Tenant or with Tenant’s consent at the Leased Premises prior to the termination or expiration of the Term. Tenant shall: (i) remove any such tanks, their contents, and associated equipment and piping at the Leased Premises in accordance with Environmental Law; (ii) close any such tanks in accordance with Environmental Law; (iii) perform any Site Assessments reasonably necessary to determine whether the prior use of or removal or closure procedures with respect to any such tanks resulted in an Environmental Adverse Condition; (iv) remediate all Environmental Adverse Conditions associated with any such tanks in accordance with this subparagraph; and (v) notify, as required, all appropriate Governmental Authorities of the closure and removal of any regulated tanks in accordance with Environmental Law. In the event that Landlord notifies Tenant that any or all of the tanks may remain on the Leased Premises at the termination or expiration of the Term, Tenant shall take all appropriate actions to ensure that the tanks are then in good working order, are emptied of all contents, are in compliance with all

Environmental Laws, and do not constitute an Environmental Adverse Condition at the termination or expiration of the Term. Prior to the termination or expiration of the Term, Tenant shall provide Landlord with (x) proof of closure or removal of any such tanks installed by or on behalf of Tenant or with Tenant’s consent, (y) copies of all Site Assessments performed in conjunction with the closure or removal of any such tanks, and (z) all documentation of the regulatory status of all tanks at the Leased Premises (whether or not Landlord has allowed Tenant to leave in place any tanks at the Leased Premises).

(k) Tenant shall, within sixty (60) days after the date hereof, either (i) supply an asbestos survey in form and substance reasonably acceptable to Landlord and Lender (if applicable), certifying that no asbestos exists at the Leased Premises; or (ii) implement an Asbestos Operations and Maintenance Plan in form and substance reasonably satisfactory to Landlord and Lender (if applicable), that complies with (x) employee awareness, notification, recordkeeping and other OSHA requirements applicable to ACM and presumed asbestos containing materials and (y) EPA’s guidance entitled “Managing Asbestos in Place: A Building Owner’s Guide to Operations and Maintenance Programs”.

(l) Tenant expressly acknowledges and agrees to the following with respect to the investigation and testing activities (including the existing testing wells) being performed by Bell Industries, Inc. (“Bell Industries”) at the Leased Premises related to the contamination by Bell Industries of a portion of the Leased Premises (the “Bell Contamination”): (i) if Bell Industries fails to perform any testing, remediation or other activities required by any and all Legal Requirements and any governmental authority requires Landlord to undertake such testing, remediation or any other activities, that Tenant shall be responsible for and undertake (in accordance with all Legal Requirements) such testing, remediation or other activities all in accordance with the terms and conditions set forth in this Lease (including, without limitation, the requirement that financial assurances be provided to Landlord with respect to any such activities as required in this Lease), provided, however, Landlord shall cooperate (at no cost and expense to Landlord) in any legal action against Bell Industries in connection with such work and activities, (ii) Tenant shall promptly provide Landlord with any and all test results, agreements, reports, or other notices received related to the Bell Contamination, (iii) any closure of the testing wells or other work at the Leased Premises performed or entered into pursuant to the Access Agreement dated March 11, 2008 (as amended or extended), between Tenant, Bell Industries and URS Corporation (as Bell Industries’ consultant and contractor related to the Bell Contamination) (the “Access Agreement”) shall not be conducted without the prior, written consent of Landlord (to be granted or withheld in Landlord’s reasonable discretion), (iv) at Landlord’s request, Tenant shall assign all of its right, title and interest in the Access Agreement to Landlord, and (v) Tenant shall not alter, amend, modify, or change the Access Agreement in any manner without the prior, written consent of Landlord (to be granted or withheld in Landlord’s sole discretion).

(m) Notwithstanding anything to the contrary set forth in this Paragraph 10 but except with respect to the Bell Contamination for which Tenant is responsible (in the event Bell Industries fails to perform its obligations related to the Bell Contamination and solely if Landlord or Tenant are required to undertake any actions related to the Bell Contamination by Law) as provided in this Lease, provided no Event of Default exists under this Lease and if

Tenant has maintained the PLL Insurance in accordance with the terms and conditions of this Lease, Tenant shall not be responsible for the cost of any remediation or clean up of any Environmental Violation or remediation of any Environmental Adverse Condition at the Leased Premises caused solely by a third-party not using and occupying the Leased Premises beyond the extent of the coverage provided under the PLL Insurance required to be obtained and maintained in accordance with this Lease. The foregoing shall not limit Tenant’s responsibility for and Tenant shall be responsible for any and all Environmental Violations or remediation of any Environmental Adverse Conditions caused by Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees, or any other Person using, occupying or gaining access to the Leased Premises by or through Tenant.

11. Liens; Recording.

(a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD. Landlord may record, at its election, notices of non-responsibility pursuant to California Civil Code Section 3094 in connection with any work performed by Tenant at the Leased Premises.

(b) Tenant shall execute, deliver and (following the execution of Landlord thereof) record, file or register (collectively, “record”) a commercially reasonable memorandum of this Lease, and a memorandum memorializing any amendment or supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12. Maintenance and Repair.

(a) Tenant shall complete the repairs listed on Schedule 12(a) (the “Immediate Repairs”) and the retrofits listed on Schedule 12(b) (the “ADA Retrofits”) no later than December 31, 2011. Upon completion of the Immediate Repairs and ADA Retrofits and Tenant shall deliver to Landlord: (i) lien waivers satisfactory to Landlord from the general contractor(s) or any major subcontractor(s) performing such Immediate Repairs and ADA Retrofits and (ii) a certificate of Tenant, signed by an officer of Tenant, stating that the Immediate Repairs and ADA Retrofits have been fully completed and comply with the applicable requirements of this Lease and with all Legal Requirements.

(b) Tenant shall at all times maintain the Leased Premises in as good repair, appearance and condition as they are on the date hereof (and as if all Immediate Repairs had been made on the date hereof) and fit to be used for the Permitted Use in accordance with the better of the practices generally recognized as then acceptable by other companies in Tenant’s industry, and (ii) the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or reasonably appropriate for the preservation and safety of the Leased Premises and the life safety of any occupants of the Leased Premises or their invitees. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(b) or to comply with any Legal Requirement. Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations, except for Alterations to repair damage caused by the acts of Landlord, its agents, employees or contractors. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13. Tenant hereby agrees and covenants not to commit or permit the Leased Premises to suffer waste, and shall take all precautions reasonably necessary to prevent waste from occurring at the Leased Premises.

(c) If any Improvement, now constructed or hereafter constructed by Tenant or at Tenant’s request, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate any zoning restrictions, including without limitation height or set-back restrictions, or the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any Easement Agreement to which the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

(d) Tenant waives and releases any right it may have to make repairs at Landlord’s expense or to quit the Leased Premises under Sections 1941, 1942(a) and 1932(1) of the California Civil Code or any other statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Leased Premises in good order, condition and repair.

13. Alterations and Improvements.

(a) Tenant shall not make (i) any non-structural Alterations to the Leased Premises that cost more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for each Lease Year during the Term (such amount to be pro rated for the first Lease Year and last Lease Year of the Term) or (ii) any structural Alterations to the Leased Premises, without having first obtained the prior written consent of Landlord. Tenant shall not construct upon the Real Property any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required prior to the date such Alteration was installed at the Leased Premises. Notwithstanding the foregoing, during the initial three (3) Lease Years, Tenant shall be permitted to perform Alterations related to the creation of a secure area in connection with requirements imposed by Law (if applicable) or any governmental authorities upon Tenant as a result of any contracts or work performed for governmental entities at the Leased Premises, provided, Tenant shall provide Landlord with notice prior to performing such Alterations and such Alterations shall: (v) be non-structural, (w) not cost, in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000), (x) not impact or alter more than 75,000 square feet of the Leased Premises, (y) not result in a use at the Leased Premises not permitted pursuant to Paragraph 4 of this Lease, and (z) otherwise comply with the terms and conditions of this Paragraph 13.

(b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) the product and results of all such Work (except for all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the Leased Premises or Improvements) shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any commercially reasonable document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) if such Alterations will cost in excess of Seven Hundred Fifty Thousand Dollars ($750,000), Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

14. Permitted Contests.

Notwithstanding any other provision of this Lease but subject to the requirements in this Paragraph 14, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(c) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security (which might include cash escrows or posting a Letter of Credit) which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith, provided, however, no security shall be required of Tenant so long as the Cost to correct such Permitted Violation is not reasonably expected to exceed One Hundred Fifty Thousand Dollars ($150,000). While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Indemnitees from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, (except as caused by the willful misconduct of Landlord or its agents, employees or contractors) arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of the Leased Premises; (ii) any Casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said Casualty; (iii) any violation by Tenant of (A) any provision of this Lease (including any representation or warranty), (B) any contract or agreement to which Tenant is a party, (C) any Legal Requirement or (D) any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment; or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Sections 107 or 113 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. Notwithstanding the foregoing, Tenant’s liability pursuant to the indemnity obligations set forth in this Paragraph 15 shall be subject to the limitations (if any and if applicable) set forth in Paragraph 10(m) related to Environmental Violations at the Leased Premises.

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) such Indemnitee shall notify Tenant to resist or defend such action or proceeding, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant and (ii) Tenant may, except during the continuance of an Event of Default, retain its own counsel (which counsel shall be approved by and acceptable to Landlord) and defend such action. In the event of an Event of Default, Landlord shall have the right to select counsel and the fees and expenses of such counsel shall be paid by Tenant.

(c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

16. Insurance.

(a) Each policy of insurance listed on Schedule 16(a) attached hereto (the “Existing Insurance Policies”) is in full force and effect and all premiums due with respect thereto have been paid. There are no claims outstanding or pending related to the Leased Premises under any Existing Insurance Policies.

(b) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, including the perils of hail, windstorm, flood coverage, earthquake and acts of terrorism, in amounts not less than the actual replacement cost of the Improvements and Equipment without deduction for depreciation, provided, the amount of earthquake coverage need not be for the actual replacement cost but must be in an amount not less than Ten Million Dollars ($10,000,000). Tenant shall have the option, but shall not be required, to purchase coverage against perils not included in its Special Causes of Loss coverage from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and “Law and Ordinance” coverage (at full replacement cost) and Joint Loss Agreements. Such policies and endorsements shall contain deductibles not more than $200,000 per occurrence, provided, however, the deductible for the earthquake insurance shall be no more than five percent (5%) of the replacement cost for the Improvements following any applicable earthquake. Such policies shall name Landlord as a Named Insured for the Improvements and loss payee for income, and Lender as mortgagee/loss payee, with respect to the Leased Premises.

(ii) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than the full replacement cost of the Improvements per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). If such coverage is provided pursuant to a separate Boiler and Machinery policy or endorsement, Tenant will obtain a Joint Loss Agreement. Either such Boiler and Machinery policy endorsements or the Special Causes of Loss policy required in clause (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $200,000. Such policies shall name Landlord as Named Insured for the Improvements and loss payee for income and Lender as loss payee with respect to the Leased Premises.

(iii) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss. Such policies shall name Landlord and Lender as Loss Payees with respect to the Leased Premises.

(iv) Commercial General Liability Insurance against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $1,000,000 per Occurrence/$2,000,000 Annual Aggregate and $2,000,000 Products/Completed Operations Annual Aggregate on an occurrence basis. Coverage shall also include elevators/escalators (if any), independent contractors, contractual liability and Products/Completed Operations Liability coverage. Such policies shall include Landlord and Lender as Additional Insureds with respect to the Leased Premises.

(v) Business Automobile Liability Insurance (including Owned – if any; Non-Owned and Hired Automobile Liability) in an amount of $1,000,000 Combined Single Limit.

(vi) Workers’ Compensation insurance in the amount required by applicable Law.

(vii) Employers’ Liability insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness, in the aggregate. Landlord reserves the right to have evidence shown that any self-insurance program has been accepted by the State.

(viii) Excess/Umbrella Liability in an amount of not less than $25,000,000 which includes Follow Form coverage for Commercial General Liability, Business Automobile Liability and Employers’ Liability coverages.

(ix) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require. Such policies (except for the worker’s compensation policy) shall name Landlord and Lender as Additional Insureds, as applicable.

(x) Pollution Legal Liability insurance (“PLL Insurance”) on or in connection with the Leased Premises. The PLL Insurance shall cover unknown on-site pollution conditions (including cleanup, personal injury, bodily injury, and property damage), unknown off-site pollution conditions (including cleanup, personal injury, bodily injury, and property damage), mold/fungi and business interruption. The PLL Insurance shall be in effect for a minimum of ten (10) years for historical pollution conditions, five (5) years for operational and future pollution conditions and Landlord and Lender (if any) shall be included as an additional insured on the PLL Insurance policy. The PLL Insurance shall provide a minimum of Five Million Dollars ($5,000,000.00) in coverage per occurrence and in the aggregate for the Leased Premises.

(xi) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with the Leased Premises as Landlord or Lender may require, in its or their commercially reasonable discretion.

(c) The insurance required by Paragraph 16(b) shall be written by companies having a Best’s rating of A: X or above (or such lower rating as may be approved by Landlord) and are authorized, licensed or allowed to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Premises is located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(d) Each insurance policy referred to in clauses (i), (ii), (iii) and (ix) of Paragraph 16(b) shall contain standard non-contributory mortgagee clauses in favor of and reasonably acceptable to Lender. Each policy required by any provision of Paragraph 16(b) may not be cancelled or allowed to lapse on any renewal date of such insurance policy except after thirty (30) days’ prior written notice to Landlord and Lender, except ten (10) days in the event of non-payment of any premium for an insurance policy. If notice of modification of insurance policies becomes commercially available, it must be purchased; if such notice is not part of the Existing Insurance Policies, then Tenant must provide said 30 days notice to Landlord.

(e) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(b), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due per agreed payment terms, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if requested by Landlord or required by Lender, copies of original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 28 (2003/10) for Property Coverages or ACORD Form 25 Liability Coverages (or its equivalent in Landlord’s reasonable discretion) and include copies of applicable endorsements if required to satisfy the coverage requirements of this Lease.

(f) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(b) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. A copy of the original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord if requested by Landlord.

(g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as Named Insureds, Additional Insureds, Mortgagee and with Loss Payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

(h) Each policy (other than workers’ compensation coverage or any other coverage prohibited by law) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

(i) The proceeds of any insurance required under Paragraph 16(b) shall be payable as follows:

(i) proceeds payable under clauses (iv), (v), (vi), (vii) and (viii) of Paragraph 16(b) and proceeds attributable to the general liability coverage of construction/alterations insurance under clause (ix) of Paragraph 16(b) shall be payable to the Person entitled to receive such proceeds; and

(ii) proceeds of insurance required under clauses (i), (ii) and (iii) of Paragraph 16(b) and proceeds attributable to construction/alterations insurance (other than its general liability coverage provisions) under clause (ix) of Paragraph 16(b) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

17. Casualty and Condemnation.

(a) Tenant shall give Landlord prompt notice of the occurrence of any Casualty at the Leased Premises, provided, however, (unless Landlord notifies Tenant that it is required to provide notice of any and all Casualties at the Leased Premises to its Lender under any documents related to a Loan), Tenant shall not be required to notify Landlord of any Casualty where the award and cost of repair following such Casualty are not reasonably anticipated to exceed Twenty-Five Thousand Dollars ($25,000). Landlord, in its reasonable discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default then exists), may adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(b)(i) and (ii) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers under such policies. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any adjustment, collection and compromise of the insurance claim under the policies set forth in Paragraph 16(b)(i) and/or (ii) payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such commercial reasonable proofs of loss, receipts, vouchers and releases. Landlord reserves the right to join Tenant in any claim. If Landlord so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer of the policies set forth in Paragraph 16(b)(i) and/or (ii) is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord instead of to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b) Tenant shall provide Landlord prompt written notice of Tenant’s receipt of a Condemnation Notice relating to the Leased Premises. Landlord is authorized to collect, settle and compromise, in its reasonable discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any condemnation award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any

Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the condemnation award therefor. No agreement with any condemning authority in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemning authority and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur (other than a Requisition) to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(b) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation and if Landlord is not required to provide such Net Award to Lender, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If a Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 17(d). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation or Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously paid as set forth above shall be retained by Landlord.

(d) In the event of a Requisition of the Leased Premises, any Net Award payable by reason of such Partial Condemnation shall be (i) retained by Landlord, or (ii) paid to Lender to the extent that any Mortgage so provides.

18. Termination Events.

(a) If all or substantially all of the Leased Premises shall be taken by a Condemnation, Tenant shall, within thirty (30) days after Tenant receives a Condemnation Notice, give to Landlord written notice of Tenant’s election to terminate this Lease (a “Termination Notice”).

(b) If any portion of the Leased Premises shall be subject to a Condemnation and has rendered the Leased Premises inaccessible, unavailable for use, or unsuitable for restoration for continued use and occupancy in Tenant’s business, as determined by a certified structural engineer retained by Tenant and reasonably acceptable to Landlord, Tenant shall have the option of (i) restoring the Leased Premises, to the extent practicable, using the Net Award payable in connection with such Condemnation in accordance with the conditions and requirements set forth in this Lease, or (ii) delivering to Landlord a Termination Notice prior to the earlier of (x) thirty (30) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after Tenant receives such Condemnation Notice. If Tenant elects not to deliver a Termination Notice, then Tenant shall restore the Leased Premises, to the extent practicable, in accordance with Paragraphs 17 and 19.

(c) If a Casualty occurs with respect to the Leased Premises which shall be determined by a certified structural engineer retained by Tenant and reasonably acceptable to Landlord to be a loss so substantial that restoration or rebuilding for any Permitted Use under Paragraph 4(a) would either take more than two hundred seventy (270) days or be economically infeasible, Tenant shall have option of (i) restoring, rebuilding or repairing the Leased Premises, using the Net Award payable in connection with such Casualty in accordance with the conditions and requirements set forth in this Lease, or (ii) delivering to Landlord a Termination Notice prior to the earlier of (x) thirty (30) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after the date of such Casualty.

(d) A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the date on which Landlord receives the Net Award (the “Termination Date”), and (ii) a binding and irrevocable commitment of Tenant to pay the Termination Amount on the Termination Date.

(e) If Tenant delivers a Termination Notice to Landlord, this Lease shall terminate on the Termination Date; provided that if an Event of Default has occurred and is continuing as of the Termination Date specified in Tenant’s Termination Notice, this Lease shall remain in full force and effect and the Termination Date shall be extended until such Event of Default has been cured by Tenant or waived by Landlord. On the Termination Date, (i) Tenant shall pay to Landlord the Termination Amount and all Monetary Obligations due on or prior to the Termination Date (collectively, “Remaining Obligations”), (ii) all other obligations of Tenant under this Lease shall terminate except for any Surviving Obligations, (iii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Leased Premises, and (iv) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if on the Termination Date, Tenant has not satisfied all Remaining Obligations, then Landlord may, at its option, extend the Termination Date to the date on which Tenant has satisfied all such Remaining Obligations.

(f) If Condemnation and/or Casualty occurs only at the Improved Parcel or the Vacant Parcel, as applicable, the terms, requirements and conditions of Paragraph 17 and Paragraph 18 of this Lease shall apply only to the parcel subject to the Condemnation and/or

Casualty, as applicable. If Tenant delivers a Termination Notice with respect to the Vacant Parcel, this Lease shall continue, without modification, with respect to the Improved Parcel upon all the terms and conditions set forth in this Lease and, for purposes of clarity, Tenant agrees that there shall be no reduction or change in the Basic Rent upon any termination of this Lease with respect to the Vacant Parcel. If Tenant delivers a Termination Notice with respect to the Improved Parcel, (x) Tenant shall be required to deliver a Termination Notice with respect to the Vacant Parcel, (y) the Termination Date for the Vacant Parcel shall be the same date as the Termination Date for the Improved Parcel, and (z) all other terms and conditions related to the termination of this Lease with respect to the Vacant Parcel (including payment of the Termination Amount on the Termination Date) shall be as otherwise provided in this Paragraph 18.

19. Restoration.

(a) If any Net Award is in excess of Seven Hundred Fifty Thousand Dollars ($750,000), Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions (provided, however, if the Net Award is equal to or less than Seven Hundred Fifty Thousand Dollars ($750,000), subject to the requirements in Paragraph 17(c), the Net Award shall be disbursed to Tenant and used by Tenant to restore the Leased Premises as required under this Lease):

(i) Tenant shall commence the restoration as soon as reasonably practical and diligently pursue completion of such restoration to completion;

(ii) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a detailed budget for the restoration shall have been approved by Landlord, such detailed budget shall reflect that the Restoration Fund is sufficient to cover the costs of restoration, including any additional insurance required as a result of restoration, and payments of Rent due under this Lease during the period of such restoration (if Landlord reasonably determines that the Restoration Fund is insufficient to cover such costs, Tenant must deposit such required excess amount as reasonably directed by Landlord as provided in Paragraph 19(b) below), (B) Landlord and Lender shall be provided by Tenant with builder’s risk completed value insurance and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate notices of commencement of work shall have been filed if required in the appropriate jurisdiction, and all such costs under this clause (ii) shall be subject to reimbursement from the Restoration Fund for amounts deposited in the Restoration Fund to pay such costs, provided, if the amounts in the Restoration Fund are inadequate to pay such costs, then Tenant shall pay such costs as additional rent under this Lease;

(iii) at the time of any disbursement, (A) no Event of Default shall exist, (B) all materials installed and work and labor performed (except to the extent being paid out of the requested disbursement) in connection with the restoration shall have been paid in full, and (C) no mechanics’ or materialmen’s liens or stop orders or notices of pendency shall have been filed or threatened (in writing) against the Leased Premises and remain undischarged or, alternatively, the obligations related to the Work shall be fully bonded to the reasonable satisfaction of Landlord;

(iv) disbursements shall be made no more frequently than once a month and be in an amount not exceeding the cost of the Work then completed, upon receipt of (A) architects’ certificates certifying the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) conditional waivers of liens from all contractors and subcontractors performing the Work (under a contract exceeding Ten Thousand Dollars ($10,000.00) in the aggregate) since the time of the last disbursement and unconditional waivers of liens for the period up to the last disbursement, (C) sworn statements from those contractors’ and subcontractors’ (having a contract exceeding Ten Thousand Dollars ($10,000.00) in the aggregate) as to completed Work and the cost thereof for which payment is requested, and (D) a satisfactory bringdown of title insurance;

(v) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating (unless a certificate of an architect is substituted in lieu thereof) that the Work has been fully completed and complies with the applicable requirements of this Lease and with all Legal Requirements;

(vi) Landlord may retain ten percent (10%) of the Restoration Fund until the Work is fully completed (Tenant will obtain from the general contractor performing any Work a parallel retention of ten percent (10%) of the total cost of the general contract);

(vii) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall be in a federally insured account and not bear interest; and

(viii) such other reasonable conditions as a Lender may impose if the costs of restoration exceed One Million Dollars ($1,000,000), including, if required by a Lender, a requirement that Tenant hire a casualty consultant.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be promptly refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after full completion of the restoration, such sum (the “Remaining Sum”) shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender; provided, however, that upon completion of all Work related to the restoration or repair and compliance by Tenant with the requirements in Paragraph 19(a), any amounts added to the Restoration Fund by Tenant and not used in connection with the Work shall be promptly returned to Tenant.

(d) Paragraphs 17, 18 and 19 constitute and are Tenant’s sole and exclusive remedy: (i) in the event of damage or destruction to the Leased Premises, and Tenant waives and releases all statutory rights and remedies in favor of Tenant in the event of damage or destruction, including without limitation those available under California Civil Code Sections 1932 and 1933(4), or (ii) in the event of any taking or condemnation and Tenant hereby waives any rights and the benefits of Section 1265.130 of the California Code of Civil Procedure or any other statute granting Tenant specific rights in the event of a Taking which are inconsistent with the provisions of Paragraphs 17, 18 and 19.

20. [omitted; reserved]

21. Assignment and Subletting; Prohibition against Leasehold Financing.

(a) Except as provided in this Paragraph 21, Tenant shall not assign Tenant’s interest in this Lease without the prior written consent of Landlord and any purported assignment in violation of this Paragraph 21(a) or Paragraph 21(b) shall be null and void. The foregoing restriction on Tenant’s ability to assign or sublet this Lease shall include any assignment or sublease as a result of or in connection with a Permitted Asset Transfer or a Permitted Change of Control. Tenant hereby waives and releases its rights under Section 1995.310 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

(b) Tenant may assign all, but not less than all, of Tenant’s interest in this Lease in connection with a Permitted Asset Transfer or a Permitted Change of Control or to any Person that, at the time of such assignment, is a Credit Entity or a Qualified Transferee, without the prior written consent of Landlord. If Tenant desires to assign this Lease to any other Person (a “Non-Preapproved Assignee”), then, Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make such assignment, submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (i) credit worthiness, (ii) ownership structure, (iii) management experience, (iv) operating history, if applicable, and (v) proposed use of the Leased Premises. Landlord shall approve or disapprove such assignment no later than the thirtieth (30th) day following receipt of all such information.

(c) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord, to enter into one or more subleases with any Persons that demise, in the aggregate, up to, but not to exceed ten percent (10%) of the gross leaseable area of the Improvements, with no consent or approval of Landlord being required or necessary (each, a “Preapproved Sublet”). Tenant shall have the right to enter into one or more subleases for more than ten percent (10%) of the gross leasable area of the Improvements, with Landlord’s prior written consent, which consent shall be granted or withheld based on a review of the Review Criteria by Landlord as they relate to the proposed subtenant and the terms of the proposed sublease. Notwithstanding the foregoing limitation, the Deutsche Bank Sublease shall be permitted for the remainder of its term. So long as the Deutsche Bank Sublease remains in effect, no other subleases shall be permitted without Landlord’s prior written consent. Tenant shall be permitted to Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. Any purported sublease in violation of this Paragraph 21(c) shall be null and void. Any sublease entered into pursuant to this Paragraph 21(c) shall require the subtenant thereunder to deliver to Tenant and to Landlord audited annual financial statements and unaudited quarterly financial statement of such subtenant in accordance with the provisions of Paragraph 28(b).

(d) If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, arising after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide a certification reasonably required by Landlord related to compliance with the USA Patriot Act substantially in the form of Exhibit G. Each sublease of the Leased Premises shall (i) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (ii) not extend beyond the then current Term minus one (1) day; (iii) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the subtenant to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord upon all the terms and conditions of such sublease; and (iv) bind the subtenant to all covenants contained in Paragraphs 4(a), 10(a) through 10(c), and 12(b) through 12(d) with respect to subleased premises to the same extent as if the subtenant were the Tenant. Except as provided in Paragraph 21(i) and Paragraph 21(j), no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord. In the event of an assignment, Tenant shall provide Landlord with a commercially reasonable memorandum of such assignment in recordable form. With respect to any assignment to a Credit Entity or a Qualified Transferee, at least thirty (30) days prior to the effective date of such assignment, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment is a Credit Entity or a Qualified Transferee, as the case may be.

(f) As security for performance of its obligations under this Lease, except to the extent prohibited by or in conflict with that certain Credit Agreement or Security Agreement, both dated as of April 3, 2009, as amended (collectively, the “Wells Fargo Documents”), between Tenant and Wells Fargo Capital Finance LLC, as successor-in-interest to Wells Fargo

Foothill LLC, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to the Deutsche Bank Sublease and all subleases now in existence or hereafter entered into with respect to all or any portion of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Subject to Paragraph 21(h), Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same; provided, further, such right of Landlord to revoke the license shall not exist with respect to the Deutsche Bank Lease unless an Event of Default has occurred. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written consent of Landlord nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could reasonably be expected to be a breach of or default in the terms of any of the subleases.

(g) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force or effect.

(h) Tenant shall pay to Landlord not later than five (5) Business Days after being due under such sublease, as Additional Rent, one half of all Net Sublet Rent paid by any subtenant for the prior month under any sublease for all or any portion of the Leased Premises. The term “Net Sublet Rent” as used in this Paragraph 21(h) means the aggregate amount of all rent payable by all subtenants for any portion of the Leased Premises less (i) any operating expenses certified by Tenant relating to that portion of the Leased Premises sublet (ii) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant, (iii) the cost of any leasing commissions, legal fees and any tenant inducements incurred to consummate such transaction, and (iv) the product of (A) Basic Rent then in effect multiplied by (B) the percentage of the leaseable square feet of the Leased Premises sublet. Notwithstanding the foregoing, (A) prior to the occurrence of an Event of Default under this Lease, Tenant shall be permitted to collect and keep one hundred percent (100%) of all Net Sublet Rent paid under the Deutsche Bank Sublease, provided, however, from and after the occurrence of an Event of Default, Landlord shall be permitted to collect directly from Deutsche Bank all Net Sublet Rent, rent, additional rent, and all other fees, charges or payments made under or in connection with the Deutsche Bank Sublease, and (B) if Deutsche Bank exercises the right of first offer or any similar right to lease more space at the Leased Premises (the “ROFO Space”), regardless of whether an Event of Default has occurred, Tenant shall remit to Landlord one half of the Net Sublet Rent collected in connection with the ROFO Space in accordance with the terms of this Paragraph 21(h) as Additional Rent under this Lease. Any amounts or sums collected by Landlord after an Event of Default in accordance with the foregoing sentence shall be used by Landlord to pay costs and expenses related to the Leased Premises as determined in Landlord’s sole and absolute discretion.

(i) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and the Third Party Purchaser recognizes Tenant under this Lease and assumes the obligations of Landlord under this Lease. At the request of Landlord, Tenant will execute such commercially reasonable documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request; provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(j) Tenant shall not, in a single transaction or series of transactions (including any interim merger or consolidation), sell, convey, transfer, abandon or lease to any Person all or substantially all of its assets (an “Asset Transfer”), and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that Tenant shall have the right to conduct an Asset Transfer if the following conditions are met (a “Permitted Asset Transfer”): (i) the Asset Transfer is to a Person that (w) is a Credit Entity and shall remain a Credit Entity immediately following such transaction or transactions, taken as a whole, (x) is a Qualified Transferee and shall remain a Qualified Transferee immediately following such transaction or transactions, taken as a whole, (y) provides a Letter of Credit equal to eighteen (18) months of Basic Rent, or (z) is approved in writing by Landlord and Lender (Lender’s approval required solely in accordance with and if required by the terms of the loan documents between Landlord and Lender) under the Review Criteria in accordance with the provisions of Paragraph 21(b); and (ii) this Lease is assigned to such Person as a part of such Asset Transfer.

(k) At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of related transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (ii) obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person) (in either case, “Control”), unless (A) the purchaser of such Control (the “Control Person”) (w) is a Credit Entity and shall remain a Credit Entity immediately following such transaction or transactions, taken as a whole, (x) is a Qualified Transferee and shall remain a Qualified Transferee immediately following such transaction or transactions, taken as a whole, (y) provides a Letter of Credit equal to eighteen (18) months of Basic Rent, or (z) is approved in writing by Landlord and Lender (Lender’s approval required solely in accordance with and if required by the terms of the loan documents between Landlord and Lender) under the Review Criteria in accordance with the provisions of Paragraph 21(b) (a “Permitted Change of Control”). Except as permitted in this Paragraph 21(k), any such change of Control (by operation of law, merger, consolidation or otherwise) shall be deemed an assignment in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant shall not be deemed to include the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than by those deemed to be a “control-person” within the meaning of the Securities Exchange Act of 1934.

(l) Notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) or sublet all or any part of the Leased Premises to any Person at any time that an Event of Default exists or would exist after giving effect to such assignment or sublet.

(m) Any Letter of Credit delivered to Landlord pursuant to this Paragraph 21 shall be held by Landlord in accordance with Exhibit J. If, during any period in which a Letter of Credit is held by Landlord pursuant to this Paragraph 21, the Basic Rent increases hereunder, Tenant shall, within thirty (30) days of such increase, increase the amount of such Letter of Credit in proportion to such increase in Basic Rent.

(n) Notwithstanding anything to the contrary set forth herein, Tenant shall not be permitted to assign, sublet, or lease or license for use or occupancy all or any portion of the Vacant Parcel without the prior written consent of Landlord which shall be granted or withheld in Landlord’s sole and absolute discretion.

22. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant: (A) to pay Basic Rent when due, provided, however, Tenant shall have three (3) grace periods of five (5) days in each calendar year with respect to payment of Basic Rent when due under this Lease, and (B) to pay any other Monetary Obligation (including Additional Rent) when due under this Lease (subject to the provisions of Paragraph 7(b) of this Lease), regardless of the reason for such failure;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Paragraph 22(a), which default continues beyond the date that is thirty (30) days from the date on which Tenant receives written notice of such default;

(iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto, including the Purchase and Sale Agreement, proves to have been incorrect, when made in any material respect;

(iv) Tenant shall (A) fail to maintain any of the insurance policies or shall fail to pay the premium on any such insurance policies as required in Paragraph 16 of this Lease, or (B) with respect to any of the other Insurance Requirements or obligations set forth in Paragraph 16, fail to observe or comply with any such Insurance Requirements and obligations and such failure continues for a period of fifteen (15) days after notice from Landlord of such breach;

(v) Tenant shall enter into a transaction or series of transactions in violation of Paragraph 21;

(vi) Tenant shall fail to occupy and use a material portion of the Leased Premises for a use permitted in accordance with Paragraph 4 or Tenant shall have abandoned the Leased Premises;

(vii) Tenant shall fail to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises for a period of fifteen (15) days after Tenant receives notice of such failure or non-compliance from any applicable governmental authority or from Landlord;

(viii) Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

(ix) Tenant shall fail: (A) to make any payment of principal or interest on any obligations for borrowed money having an original principal balance of $50,000,000 or more in the aggregate (such obligations being, the “Senior Indebtedness”) and an effect of such failure causes such obligation to become due prior to its stated maturity, (B) to make any payment due at maturity on the Senior Indebtedness, or (C) to perform any other provision contained in any documents related to any Senior Indebtedness or any instrument under which any such obligations are created or secured (including the breach of any covenant thereunder), and an effect of such default causes such obligation to become due prior to its stated maturity;

(x) a final, non-appealable judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

(xi) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, (E) be unable to pay its debts as they mature or (F) admit, in writing, its inability to pay its debts as they come due or mature;

(xii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

(xiii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(xiv) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

23. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant as permitted by applicable Law or in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in this Paragraph 23 or under any applicable Law.

(i) Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(1) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of commercially reasonable remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(5) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Paragraph 23(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraph 23(a)(i)(1) and (2) above, the “worth at the time of award” shall be computed using an interest rate equal to the lesser of: (x) the Prime Rate at the time such amount is determined, and (y) five percent (5%) per annum. As used in Paragraph 23(a)(i)(3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(iii) Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Leased Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Paragraph 22 has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Paragraph 23(a)(iii) shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

(b) Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Paragraph 23(a)(iii); and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Paragraph 23(b) shall survive the expiration or sooner termination of the Term.

(c) Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Paragraph 23, subject to the Wells Fargo Documents and the Deutsche Bank SNDA, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Leased Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(d) No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

(e) For the purposes of this Paragraph 23, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Leased Premises, by its acts of maintenance or preservation with respect to the Leased Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

(f) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(g) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND ANY RIGHT TO A TRIAL BY JURY.

(h) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(i) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

(j) Landlord may exercise any remedy set forth herein with respect to the Improved Parcel and/or the Vacant Parcel, individually or collectively, as Landlord may so elect in its sole and absolute discretion.

24. Notices.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) Business Days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address set forth below or when delivery is refused, and such notices shall be addressed as follows:

To Landlord:	AGNL ANTENNA, L.P. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, NY 10167-0094 Phone No.: (212) 883-4157 Fax No.: (212) 883-4141 Attn: Gordon J. Whiting

With a copy to:	AGNL Manager II, Inc. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, NY 10167-0094 Phone No.: (212) 692-2296 Fax No.: (212) 867-6448 Attn: Joseph R. Wekselblatt

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 1300 I Street, N.W. Washington, D.C. 20005-3314 Phone No.: (202) 469-4943 Fax No.: (202) 312-9411 Attn: Michele E. Williams, Esquire

To Tenant:	Powerwave Technologies, Inc. 1801 E. Saint Andrew Place Santa Ana, California 92705 Phone No.: (714) 466-1607 Fax No.: (714) 466-5801 Attn: Tom Spaeth, Vice President and Treasurer

with a copy to:	Stradling, Yocca, Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 Attention: Robert C. Wallace Tel: (949) 725-4154 Fax: (949) 823-5154

For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above. Any notices to be provided by Landlord under this Paragraph 24 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure.

25. Estoppel Certificate.

At any time upon not less than twenty (20) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party or any Person whom the Requesting Party notifies the Responding Party in its request for the certificate.

26. Surrender.

On the date of the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear and damage by Casualty and Condemnation (subject to compliance by Tenant with all terms and conditions set forth in this Lease related to restoration or repair following a Casualty or Condemnation) excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so required to be removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The costs of removing and disposing of such property and repairing any damage to the Leased Premises caused by such removal shall be paid by Tenant to Landlord within thirty (30) days of written demand therefor, together with copies of paid invoices evidencing such costs and removal work. Subject to applicable Law, Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. On the date of the expiration or earlier termination of this Lease, Tenant shall be responsible for: (y) removing all equipment, personal property and other materials located in the Underground Vault, and (z) filling in with dirt or other materials the Underground Vault such that the ground and grade where the Underground Vault was located match the then existing ground and grade of the area adjacent thereto at the Real Property, all such removal and work shall be performed at Tenant’s sole cost and expense by a contractor reasonably acceptable to Landlord and in accordance with the terms and conditions set forth in Paragraph 13. The obligations, duties and rights of the parties set forth in this Paragraph 26 shall survive the expiration or termination of this Lease

27. No Merger of Title.

There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28. Books and Records.

(a) Subject to Paragraph 28(d) below, Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles consistently applied (“GAAP”) (with the exception that quarterly statements do not need to include footnotes), and shall permit Landlord by its respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant and Sponsor, if any, at such reasonable times as may be requested by Landlord. Upon the request of Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. In connection with any such entry onto the Leased Premises permitted in this Paragraph 28(a), Landlord and all such other parties shall comply with all of Tenant’s reasonable safety and security procedures and protocol related to Landlord’s and the other parties’ entry onto the Leased Premises.

(b) Subject to Paragraph 28(d) below, Tenant shall deliver to Landlord within ninety (90) days of the close of each fiscal year, annual audited consolidated financial statements of Tenant, prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, as applicable, certified by such reporting party’s chief financial officer. All financial statements delivered to Landlord pursuant to this Paragraph 28(b) shall be prepared in accordance with GAAP. Except for any period where Tenant’s financial statements are publicly available as provided in Paragraph 28(d), all annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president, chief financial officer or vice president of finance of the reporting party dated within five (5) days of the delivery of such statement, stating that (A) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto, (B) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit and (C) Tenant shall promptly deliver to Landlord copies of any additional reporting information provided to Tenant’s lenders. Except for any period where the following items are publicly available as provided in Paragraph 28(d),

Tenant shall also provide Landlord with copies of its credit agreements, loan agreements and/or security agreements as may be reasonably requested by Landlord (the “Tenant’s Loan Agreements”). Tenant shall also provide to Landlord internally prepared monthly financial reports and projections (when prepared independently by Tenant), if any (collectively, the “Monthly Statements and Projections”), and if Tenant is, as of the date hereof or becomes, after the date hereof, a party to a any mortgage, deed of trust or credit agreement, Tenant agrees to provide written notice to Landlord of the terms of such agreement within ten (10) days after entering into such agreement, and, if the terms of such agreement with respect to financial reporting are more favorable to the lender under such agreement than the terms of this Paragraph 28(b) are to Landlord, to execute an amendment to this Lease that conforms the Lease to such terms within thirty (30) days after entering into such agreement (the “Additional Financial Statements”).

(c) Except for any period where the following items are publicly available as provided in Paragraph 28(d), if requested by Landlord, Tenant shall also provide to Landlord, periodic operating statements relating to (i) Tenant’s operations at the Leased Premises, and (ii) the operations of Tenant and, if applicable, any parent or affiliated entity of Tenant which operates, or has subsidiaries which operate, comparable businesses to that of Tenant.

(d) Notwithstanding the foregoing and in lieu of delivering the financial information described in Paragraphs (a)-(c) above, (i) during any period in which Tenant publishes (A) its financial statements on an annual and quarterly basis, including, without limitation, all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law (“Public Financial Statements”) and/or (B) the Tenant’s Loan Agreements, in a forum or medium available to the public and in which Landlord has access to such Public Financial Statements and/or Tenant’s Loan Agreements at no cost or expense to Landlord (including, by way of example, over the internet), Tenant shall not be required to deliver to Landlord the financial information described in Paragraphs 28(a)-(c) above, the Public Financial Statements and/or Tenant’s Loan Agreements as required by this Lease, and (ii) if Tenant is prohibited by a Legal Requirement, including the laws, rules and regulations governing and promulgated by the U.S. Securities Exchange Commission, from delivering the Monthly Statements and Projections or the Additional Financial Statements to Landlord, then Tenant shall not be required to deliver such statements and information to Landlord hereunder, provided, however, at the point at which the Public Financial Statements and/or the Tenant’s Loan Agreement are no longer publicly available or if Tenant is no longer prohibited from delivering to Landlord Monthly Statements and Projections or Additional Financial Statements, then, on a going-forward basis and without the need for Landlord to provide notice to Tenant, Tenant shall deliver such statements and information to Landlord as provided herein. For purposes of clarity, so long as Tenant is a public company subject to the reporting requirements of the U.S. Securities Exchange Commission, Paragraphs 28(a)-(c) shall not apply to Tenant and shall have no force and effect, but, when and if Tenant is no longer a public company subject to the reporting requirements of the U.S. Securities Exchange Commission, Tenant shall be required to immediately and unconditionally comply with the requirements set forth in Paragraphs 28(a)-(c), notwithstanding the foregoing, Tenant agrees to respond to requests (either by telephone or in writing) that Landlord might have related to the Public Financial

Statements and to allow Landlord to visit the Leased Premises to discuss with designated officers of Tenant in a prior arranged meeting (at a mutually agreeable time) such Public Financial Statements.

29. Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Landlord, or any of its general partners, members or shareholders, or (d) any other affiliate, parent or subsidiary of Landlord.

30. Financing.

(a) Tenant agrees to pay, within fifteen (15) Business Days of written demand therefor, any Cost (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is caused solely by an Event of Default of Tenant and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

(b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications to this Lease, provided that such changes shall not adversely affect any right, benefit or privilege of Tenant under this Lease or increase Tenant’s obligations under this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other commercially reasonable consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any commercially reasonable environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease.

31. Subordination, Non-Disturbance and Attornment.

(a) This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless an Event of Default has occurred and is continuing hereunder or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

(b) If requested by a lender (“Secured Lender”) holding or obtaining a security interest in any personal property of Tenant (“Secured Property”) that is located at the Leased Premises, Landlord shall enter into such reasonable and customary documentation as the Secured Lender shall reasonably request, including a subordination of any statutory lien that Landlord may have in such Secured Property and permitting such Secured Lender reasonable access to the Leased Premises for the purpose of enforcing such Secured Lender’s lien with respect to such Secured Property.

32. Intentionally Omitted

33. Tax Treatment; Reporting.

Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for federal income tax purposes. For federal income tax purposes each party shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including: (i) treating Landlord as the owner of the Improvements and Equipment eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Improvements and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Sections 162 and Section 467 of the Code, as applicable, and (iii) Landlord reporting the Rent payments as rental income. Notwithstanding the foregoing, nothing contained herein shall (a) require Landlord or Tenant to take any action that would be inconsistent with the requirements of GAAP or violate any state or federal law, or (b) be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state or federal tax purposes of for purposes of accounting or financial reporting, including but not limited to the determination as to whether this Lease shall qualify for sale-leaseback accounting treatment or whether this Lease shall be properly classified as an operating lease or finance lease in accordance with GAAP.

34. [omitted].

35. Letters of Credit.

(a) Any Letter of Credit obtained and maintained in accordance with this Lease does not and shall not be deemed a security deposit and shall comply with the requirements set forth in Exhibit J of this Lease.

(b) Tenant waives all provisions of Laws, now or hereinafter in force, which restrict the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits, including, without limitation, California Civil Code Section 1950.7 (including waiving the return of the security deposit until such time as the amount of such landlord’s damages, including those under California Civil Code Section 1951.2, has been determined).

36. Permitted Leasehold Mortgages.

Tenant shall not encumber its leasehold estate in the Leased Premises, by means of a leasehold mortgage, deed of trust pledge or any other security device.

37. [omitted].

38. Miscellaneous.

(a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” means “including without limitation”; (ii) “provisions” means “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” means “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” means “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” means “the Leased Premises or any part thereof or interest therein”; (vi) “the Real Property” means “the Real Property, the Improved Parcel, the Vacant Parcel or any part thereof or interest therein (individually or collectively as the context may require)”; (vii) “the Improvements” means “the Improvements or any part thereof or interest therein”; (viii) “the Equipment” means “the Equipment or any part thereof or interest therein”; and (ix) “the adjoining property” means “the adjoining property or any part thereof or interest therein”.

(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest.

(d) Except as otherwise expressly provided in this Lease, Landlord shall not unreasonably withhold, condition or delay its consent whenever such consent is required under this Lease. Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this

Paragraph. Without limiting the foregoing and other than in connection with a suit for which a declaratory judgment is Tenant’s sole remedy as provided above, in the event that either party shall be forced to enforce this Lease through litigation, the prevailing party (after the expiration of any available appeals) shall be entitled to recover from the non-prevailing party all out-of-pocket costs and expenses associated with such litigation including reasonable attorneys’ fees.

(e) Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(f) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to the Leased Premises or otherwise in the conduct of their respective businesses.

(g) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request, including, without limitation, the Purchase and Sale Agreement, constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein, other than the provisions of the Purchase and Sale Agreement or the Letter of Intent which by their express terms survive the Closing (as defined in the Purchase and Sale Agreement). Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(h) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(i) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(j) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease.

(k) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(l) All exhibits attached hereto are incorporated herein as if fully set forth.

(m) Each of Landlord and Tenant hereby agree that the State of California has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed therein and all applicable law of the United States of America. To the fullest extent permitted by law, Landlord and Tenant hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of Orange, State of California, and Landlord and Tenant waive any objection which each may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Landlord and Tenant hereby expressly and irrevocably submit to the jurisdiction of any such court in any suit, action or proceeding.

(n) To Tenant’s knowledge, neither Tenant nor any of the members, shareholders, partners or any other Person comprising Tenant is a Specially Designated National or Blocked Person. As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (ii) with whom Landlord or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Tenant agrees to confirm the statement in the preceding sentence in writing on an annual basis if requested by Landlord to do so.

(o) Tenant shall maintain as confidential (i) any and all information, data and documents obtained about Landlord (“Information”) prior to and following the execution of this Lease (including without limitation, any financial or operating information of, or related to, the Landlord), and (ii) the terms and conditions of this Lease (as originally circulated or as negotiated) and all other documents related to the execution of this Lease. Tenant shall not disclose any such Information to any third party except as required by any applicable law, court order, subpoena or legal or regulatory requirement (including, but not limited to, any applicable securities laws). Notwithstanding the foregoing, Tenant shall be permitted to disclose information related to this Lease described in item (ii) above: (x) in accordance with Tenant’s general public disclosure policy; provided that (i) Tenant has obtained Landlord’s prior consent to the contents of any such disclosure or (ii) disclosure is required under any applicable securities laws, and (y) to Tenant’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors (“Interested Persons”) in accordance with usual and customary business practices; provided that such individuals or entities agree, at the time of such disclosure by Tenant, to be bound by the terms and conditions of this Paragraph 37(o). Tenant shall not make copies of any Information except for use exclusively by Tenant or Interested Persons as needed in accordance with usual and customary business practices. All copies of such Information will be returned to Landlord or destroyed after the use of such Information is no longer needed, except to the extent such destruction is prohibited by law, rule or regulation. Tenant hereby consents to the disclosure by Landlord of the existence, and the terms and conditions, of this Lease, in accordance with Landlord’s general disclosure policy; including, without limitation, disclosures to Landlord’s attorneys, accountants, advisors, consultants, affiliates, lenders and investors. Tenant further consents to the disclosure by Landlord for general marketing purposes of the existence of this Lease, the purchase price of the Leased Premises, Tenant’s use of the proceeds of the sale of the Leased Premises, the nature and location of the Leased Premises, and (with the prior written consent of Tenant) the use by Landlord of Tenant’s name, trademark or logo in marketing or advertising engaged in by Landlord. This provision shall survive beyond the termination of this Lease. Tenant shall not record this Lease in the land records of any county or jurisdiction or with any governmental authority, without the prior written consent and approval of the Landlord.

(p) Landlord and Tenant shall be required to execute, deliver, record and furnish such documents as may be necessary to correct any errors of a typographical nature or inconsistencies which may be contained in this Lease, or in any memorandum thereof, whether such memorandum be recorded or unrecorded.

(q) This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same document.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

AGNL ANTENNA, L.P.,
a Delaware limited partnership

By:	AGNL ANTENNA GP, L.L.C.,
its general partner

By:	AGNL Manager II, Inc.,
its manager

By:	/s/ Gordon J. Whiting
Gordon J. Whiting
President

ATTEST:		TENANT:

POWERWAVE TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Tom Spaeth	By:	/s/ Kevin T. Michaels

Title:	Treasurer	Title:	CFO

[Corporate Seal]

EXHIBIT A-1 / A-2

PREMISES

Exhibit A, Page -1-

EXHIBIT B

EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding any and all “equipment” as that term is defined in the Uniform Commercial Code, personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease.

Exhibit B, Page -1-

EXHIBIT C

PERMITTED ENCUMBRANCES

EXHIBIT C, Page -1-

Permitted Exceptions

1.	Easement(s) for the purpose(s) shown below and rights incidental thereto as delineated or as offered for dedication, on the Parcel Map No. 85-226, recorded in Book 210, Pages 6 through 11 of Parcel Maps.

Purpose:	Public utility and sidewalk
Affects:	Parcel 6 as shown

2.	Matters contained in that certain document entitled “Development Agreement” dated October 17, 1985, executed by and between City of Santa Ana, a municipal corporation and Santa Fe Land Improvement Company, a California corporation recorded January 13, 1986, Instrument No. 86-015236, of Official Records.

Reference is hereby made to said document for full particulars.

An amendment to the Development Agreement was recorded November 21, 1991 as Instrument No. 91-635566, Official Records.

An amendment to the Development Agreement was recorded December 20, 1995 as Instrument No. 95-567086, Official Records.

3.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	The City of Santa Ana, a municipal corporation
Purpose:	Public utilities and sidewalk purposes
Recorded:	November 20, 1986, Instrument No. 86-571134, of Official Records
Affects:	Parcel 6 and other land

EXHIBIT C, Page -1-

4.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Southern California Edison Company, a corporation
Purpose:	Public utilities
Recorded:	December 10, 1987, Instrument No. 87-683702, of Official Records
Affects:	Parcel 6 as shown

5.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Southern California Edison Company, a corporation
Purpose:	Underground electrical supply systems and communication systems
Recorded:	December 10, 1987, Instrument No. 87-683743, of Official Records
Affects:	Parcel 6

6.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Southern California Gas Company, a corporation
Purpose:	Transportation of gas, petroleum products and other substances, with the right of ingress and egress
Recorded:	January 25, 1988, Instrument No. 88-033921, of Official Records
Affects:	St. Andrew Place and Parcel 6
7.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	The City of Santa Ana
Purpose:	Public utilities and sidewalk
Recorded:	October 6, 1987, Instrument No. 87-562658, of Official Records
Affects:	Parcel 6

8.	Matters contained in that certain document entitled “Reservation and Grant of Easement Agreement” dated May 5, 1998, executed by and between Boeing Realty Corporation, a California corporation and Orange County Federal Credit Union, a corporation Chartered under the Laws of the United States recorded May 7, 1998, Instrument No. 19980279126, of Official Records.

Reference is hereby made to said document for full particulars.

and re-recorded July 16, 1998, Instrument No. 19980457066, of Official Records

Affects:	Parcel 6

9.	Matters contained in that certain document entitled “Grant of Reciprocal Easements and Easement Agreement (St. Andrew Private Road and Sidewalk and Existing Utilities)” dated May 5, 1998, executed by Boeing Realty Corporation, a California corporation recorded May 7, 1998, Instrument No. 19980279127, of Official Records.

Reference is hereby made to said document for full particulars.

Affects:	Parcel 6

10.	Easement(s) for the purpose(s) shown below and rights incidental thereto as delineated or as offered for dedication, on the Parcel Map No. 97-143.

Purpose:	Exclusive underground Non-exclusive surface public service and public sidewalk
Affects:	All parcels as shown

11.	Easement(s) for the purpose(s) shown below and rights incidental thereto as delineated or as offered for dedication, on the Parcel Map No. 97-143.

Purpose:	Underground & non-exclusive surface public services
Affects:	Parcel 6 as shown

12.	The effect of a 10 foot wide telephone and electric easement reserved respectively to Pacific Bell and Southern California Edison Company.

Affects:	All parcels as shown

13.	Provisions, herein recited, of the dedication statement on the

Map of:	Parcel Map No. 97-143
Provisions:	Note: We hereby release and relinquish to the city of Santa Ana all vehicular access rights to Ritchey Street, St. Andrew Place and Lyon Street except at approved driveway locations as shown on the street improvement plans for this parcel map and subsequent development except at street intersections, as indicated in the City Clerk’s Certificate found on Sheet One.

14.	Matters contained in that certain document entitled “Declaration and Agreement of Covenants, Easement Rights, and Maintenance Obligations” dated None shown, executed by and between Boeing Realty Corporation, a California corporation and The City of Santa Ana, a municipal corporation recorded June 23, 1999, Instrument No. 19990466463, of Official Records.

Reference is hereby made to said document for full particulars.

15.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Pacific Bell
Purpose:	Public utilities
Recorded:	September 10, 1999, Instrument No. 19990654268, of Official Records
Affects:	Parcel 6

16.	The fact that said land is included within a project area of the Redevelopment Agency shown below, and that proceedings for the redevelopment of said project have been instituted under the Redevelopment Law (such redevelopment to proceed only after the adoption of the redevelopment plan) as disclosed by a document.

Redevelopment
Agency:	Community Redevelopment Agency of the City of Santa Ana
Recorded:	October 20, 2004, Instrument No. 2004000948360, of Official Records

THE FOLLOWING MATTERS AFFECT PARCEL B:

1.	Easement(s) for the purpose(s) shown below and rights incidental thereto as delineated or as offered for dedication, on the Parcel Map No. 85-226, recorded in Book 210, Pages 6 through 11 of Parcel Maps.

Purpose:	Public utility and sidewalk
Affects:	The Westerly 7 feet of said land

Purpose:	Private street (Proposed)
Affects:	The Southerly 35 feet of said land

2.	Matters contained in that certain document entitled “Development Agreement” dated October 17, 1985, executed by and between The City of Santa Ana, a municipal corporation and Santa Fe Land Improvement Company, a California corporation recorded January 13, 1986, Instrument No. 86-015236, of Official Records.

Reference is hereby made to said document for full particulars.

An amendment to the Development Agreement was recorded November 21, 1991 as Instrument No. 91-635566, Official Records.

An amendment to the Development Agreement was recorded December 20, 1995 as Instrument No. 95-567086, Official Records.

3.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	The City of Santa Ana, a municipal corporation
Purpose:	Public street and utility
Recorded:	August 27, 1986, Instrument No. 86-388252, of Official Records
Affects:	A portion of said land as described therein

4.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	The City of Santa Ana
Purpose:	Non-exclusive surface easement for public utility and sidewalk
Recorded:	November 20, 1986, Instrument No. 86-571134, of Official Records
Affects:	A portion of said land as more particularly described therein

The above has recorded a Quitclaim as Instrument No. 87-580044 for a portion of said land.

5.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	The City of Santa Ana, a municipal corporation
Purpose:	Public utilities, sewer and storm drain
Recorded:	October 15, 1987, Instrument No. 87-578813, of Official Records
Affects:	A portion of said land as more particularly described therein

6.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Southern California Edison Company, a corporation
Purpose:	Underground electrical supply systems and communication systems
Recorded:	December 10, 1987, Instrument No. 87-683743, of Official Records
Affects:	A portion of said land as more particularly described therein

7.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Southern California Gas Company, a corporation
Purpose:	Transportation of gas, petroleum products and other substances, with the right of ingress and egress
Recorded:	January 25, 1988, Instrument No. 88-033921, of Official Records
Affects:	A portion of said land as more particularly described therein

8.	Matters contained in that certain document entitled “Reservation and Grant of Easement and Easement Agreement” dated May 5, 1998, executed by and between Boeing Realty Corporation, a California corporation and Orange County Federal Credit Union, a Corporation Chartered under the Laws of the United States recorded May 7, 1998, Instrument No. 19980279126, of Official Records.

Reference is hereby made to said document for full particulars.

9.	Matters contained in that certain document entitled “Grant of Reciprocal Easements and Easement Agreement (St. Andrew Private Road and Sidewalk and Existing Utilities)” dated May 5, 1998, executed by Boeing Realty Corporation, a California corporation recorded May 7, 1998, Instrument No. 19980279127, of Official Records.

Reference is hereby made to said document for full particulars.

10.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Pacific Bell
Purpose:	Underground communication facilities
Recorded:	September 28, 1999, Instrument No. 19990690940, of Official Records
Affects:	10 feet wide telephone and electric easement reserved respectively to Pacific Bell and Southern California Edison Company hereon

THE FOLLOWING MATTERS AFFECT PARCEL C:

1.	Matters contained in that certain document entitled “Declaration and Agreement of Covenants, Easement Rights, and Maintenance Obligations” dated None shown, executed by and between Boeing Realty Corporation, a California corporation and the City of Santa Ana, a municipal corporation recorded June 23, 1999, Instrument No. 19990466463, of Official Records.

Reference is hereby made to said document for full particulars.

EXHIBIT D

BASIC RENT PAYMENTS

1. Basic Rent.

(a) Initial Term. Subject to the adjustments provided for in Paragraph 1(b) below, Basic Rent payable in respect of the Term shall be Three Million Nine Hundred Sixty-Four Thousand Dollars ($3,964,000) per annum, payable quarterly in advance on the first (1st) day of each January, April, July and October (each a “Basic Rent Payment Date”), in equal installments of Nine Hundred Ninety-One Thousand Dollars ($991,000) each. Pro rata Basic Rent for the period from the date hereof through the first (1st) day of January, 2012 shall be paid on the date hereof, and, if there is no Renewal Term, pro rata Basic Rent for the period from the final Basic Rent Payment Date of the initial Term through the last day of the initial Term shall be paid with the final installment of Basic Rent for the initial Term. Notwithstanding the foregoing, if a Basic Rent Payment Date occurs on a date that is not a Business Day, the Basic Rent Payment Date for purposes of such payment of Basic Rent shall be automatically moved to the next Business Day.

(b) Increases in Basic Rent during Initial Term and Renewal Term. For the Initial Term and during any Renewal Term, commencing on the first (1st) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”) and continuing on each anniversary of the First Full Basic Rent Payment Date thereafter (each such date, a “Basic Rent Adjustment Date”), Basic Rent shall be increased based on the following calculation: the then current Basic Rent under this Lease multiplied by two percent (2%) with the result of such calculation being added to the then current Basic Rent. Landlord shall deliver to Tenant notice of the new annual Basic Rent on or before the thirtieth (30th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within thirty (30) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least thirty (30) days preceding the Basic Rent Adjustment Date in question.

Exhibit D, Page -1-

EXHIBIT E

CERTIFICATION RELATED TO THE USA PATRIOT ACT

On behalf of [Insert name of subtenant/assignee] (“[Subtenant/Assignee]”), I hereby certify to the following:

1. [Subtenant/Assignee] maintains a place of business that is located at a fixed address (other than an electronic address or post office box) know as [                            ].

2. [Subtenant/Assignee] is subject to the laws of the United State and has no knowledge that it is not in full compliance with laws relating to bribery, corruption, fraud, money laundering and the Foreign Corrupt Practices Act.

3. The names and addresses of [Subtenant/Assignee]’s Owners, officers and directors are accurately reflected on Annex A to this certification. “Owner” means any individual who owns, controls, or has the power to vote more than 5% of any class of [Subtenant/Assignee]’s stock, or otherwise controls or has the power to control [Subtenant/Assignee].

4. None of said Owners, officers or directors is a Specially Designated National or Blocked Person. As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (ii) with whom Landlord or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States. [Subtenant/Assignee] agrees to confirm this representation and warranty in writing on an annual basis if requested by Landlord to do so.

5. [Subtenant/Assignee] does not transact business on behalf of, or for the direct or indirect benefit of, any individual or entity that is a Specially Designated National or Blocked Person. [Subtenant/Assignee] agrees to confirm this representation and warranty in writing on an annual basis if requested by Landlord to do so.

I, [                            ], certify that I have read and understand this Certification and that the statements made in this certification and the attached Annexes are true and correct.

EXHIBIT G, Page -1-

This Certification is made on behalf of [Subtenant/Assignee].

(Signature)

(Title)

Executed on this              day of                     , 200_.

ANNEX A – OWNERS, OFFICERS AND DIRECTORS

NAME	TITLE/POSITION

EXHIBIT G, Page -2-

EXHIBIT F

[omitted]

EXHIBIT H, Page -1-

EXHIBIT G

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AND CONSENT BY REAL PROPERTY OWNER(S)

(“Subordination and Consent”)

THIS SUBORDINATION AND CONSENT is made and entered into between WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the below-defined Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and AGNL ANTENNA, L.P., a Delaware limited partnership (“Owner”), and affects that real property in the City or Town of Santa Ana, County of Orange County, State of California, fully described on Exhibit A attached hereto and made a part hereof by this reference, and more commonly known as 1761-1801 E. St. Andrew Place (hereinafter referred to as the “Premises”).

WHEREAS, this Subordination and Consent is executed to induce Agent and the Lenders to continue to extend credit under that certain Credit Agreement, dated as of April 3, 2009 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and among the lenders from time to time a party thereto (such lenders together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (“Powerwave”), and Agent; and other agreements related thereto (hereinafter collectively referred to as the “Agreements”) by and among the Lenders, Agent, Powerwave and certain affiliates of Powerwave (together with Powerwave, individually and collectively, jointly and severally, the “Obligors”), which Agreements, among other things, were given by Obligors to Agent for the purpose of securing the repayment of all obligations and the performance of all duties now or hereafter owing by Obligors to Lenders, of every kind and description. This Subordination and Consent does not amend any of the terms of the Agreements and reference thereto is made for further particulars;

WHEREAS, by the Agreements, Agent and/or the Lenders have loaned or have agreed to loan monies and/or extend other financial accommodations against the security of, among other collateral, all of the Obligors’ personal property, including, but not limited to the Obligors’ accounts, books and records, inventory, equipment, furniture, furnishings, trade fixtures, machinery, and tools, together with all additions, substitutions, replacements, and improvements to the same (hereinafter referred to as the “Goods”), which Goods are or are to be located on and may be affixed to the Premises or be improvements thereon; provided, that the term “Goods” as used in this Subordination and Consent shall not include (a) the improvements on the real property at the Premises, (b) plumbing, lighting and HVAC systems and other fixtures not constituting trade fixtures located at the Premises, or (c) property owned by Owner and located at the Premises; and

WHEREAS, Powerwave, as tenant, has leased the Premises from Owner, as landlord, by that certain Lease Agreement dated October __, 2011 (the “Lease”); this Subordination and Consent does not amend any of the terms of the Lease.

Agent and Owner agree that:

1. As of the date of this Subordination and Consent, Owner has not delivered any written notices of default to Powerwave under or pursuant to the Lease.

2. The Goods shall be and remain personal property notwithstanding the manner of their annexation to the Premises, their adaptability to the uses and purposes for which the Premises are used, or the intentions of the party making the annexation.

3. Owner hereby subordinates any rights which Owner may claim to have in and to the Goods, no matter how arising, including, without limitation, all rights of levy or distraint or liens for rent, to the security interest granted in the Goods by Powerwave to the Agent in connection with the Agreements.

4. Owner consents to the installation of the Goods on the Premises and Owner and Agent agree that, in accordance with the terms and conditions of this Subordination and Consent, Agent may do to and with the Goods any or all of the acts below enumerated herein. In accordance with and subject to the terms of this Subordination and Consent, Owner grants Agent a right, as set forth below, to enter onto the Premises to do any or all of the following (the “Permitted Actions”) with respect to the Goods: assemble, have appraised, sever, remove, prepare for sale or lease, inspect, transfer, and/or sell (at public auction or private sale). Agent shall have the right to enter into and to occupy the Premises solely for the purposes described above and Agent’s right to enter and occupy shall be for a maximum occupancy period of up to ninety (90) days (at Agent’s discretion) following Agent’s receipt of a Possession Notice (the “Disposition Period”); provided, however, if Agent is prohibited by any process or injunction issued by any court, or by reason of any bankruptcy or insolvency proceeding involving Powerwave, from enforcing its security interest in the Goods, the ninety (90) day period shall commence upon termination of such prohibition. In consideration of the foregoing, if Agent notifies Owner of its intent to enter following receipt of a Possession Notice, Agent agrees to pay to Owner (to the extent not paid by Powerwave and, even if paid by Powerwave, solely if Owner is not required to disgorge or contribute any such payments to the bankruptcy estate of Powerwave), for the use and occupancy of the Premises by Agent as provided above, one-month of rent in advance on the first day of use and occupancy and each date 30 days thereafter during the Disposition Period (provided, if Agent notifies Owner that it does not intend to use or occupy and does not use or occupy the Premises for any part of the second or third 30-day period, then the foregoing payment shall not be due and payable for such periods) and such payment shall be made prior to (and as a condition to) any entry onto or use of the Premises by Agent (based upon Basic Rent (as defined in the Lease) and Powerwave’s pro rata share of operating costs, utilities and taxes payable by Powerwave under the Lease but excluding any other costs, expenses or amounts or any indemnities payable by Powerwave thereunder as a result of Powerwave’s default under the Lease). Prior to entry onto the Premises as permitted herein, Agent shall provide Owner with evidence that Agent maintains or any of its agent, contractors or consultants entering onto the Premises maintain adequate and commercially reasonable insurance for property damage and general liability.

5. All physical damage to the Premises caused by Agent’s removal of the Goods shall be reimbursed or repaired by Agent at its expense, including the payment of obligations in respect of any mechanics’, laborers’ and/or materialmen’s liens that may be filed against the Premises as a result of Agent’s engagement of such mechanics, laborers and/or materialmen to make repairs to the Premises for physical damage directly caused by Agent during its occupancy of the Premises; provided, however, that Agent shall not be responsible for the payment or reimbursement of any obligations arising in respect of any mechanics’, laborers’ and/or materialmen’s liens that may be filed against the Premises as a result of Tenant’s or Owner’s, or any of their respective agents’, engagement of any mechanics, laborers and/or materialmen, whether or not such obligations arise during Agent’s occupancy of the Premises. Except as expressly set forth herein, neither Agent or any Lender shall (a) be liable to Owner for any diminution in value caused by the absence of any removed Goods or (b) have any duty or obligation to remove or dispose of any Goods or any other property left on the Premises by Powerwave. Agent shall be required to leave the Premises after any entry, access or occupancy in the same or better condition as of the date of such entry, access or occupancy, normal wear and tear excepted. In furtherance of the foregoing, Agent agrees to, jointly and severally, indemnify and hold harmless Owner, Owner’s lender and its affiliates and their respective shareholders, members, officers, directors, employees, agents (each an “Indemnified Person”) from and against all losses, claims, damages and liabilities resulting from physical harm to the improvements located on the Premises or the Premises itself as a result of the conduct of Agent or any of its agents or representatives in connection with the entry by any such party onto the Premises, any such party’s occupancy on the Premises, or the removal, repossession, auction or sale of the Goods as permitted by this Subordination and Consent; the indemnity obligations of Agent set forth in this paragraph shall survive any expiration or termination of this Subordination and Consent. Unless any damages are caused by or arise out of the willful misconduct of Agent, the Owner waives, to the maximum extent permitted by applicable law, any right that the Owner may have to claim or recover from the Agent or any Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages. Notwithstanding the foregoing, without the prior written consent of Owner, Agent, as applicable, shall not hold any type of “going out of business” sale to the public on the Premises and shall not place any sign or advertisement upon any exterior wall or window.

6. Powerwave waives the covenant of quiet enjoyment in the Lease with respect to Agent’s ability to enter onto and utilize the Premises as provided in this Subordination and Consent and agrees not to assert any claim against Owner in connection with such entry onto or presence at the Premises as permitted in this Subordination and Consent. Powerwave consents to the delivery of any notices of termination of the Lease or default by Powerwave under the Lease as provided in this Subordination and Consent.

7. Each of the following shall constitute a notice triggering the commencement of the Disposition Period and Owner agrees to provide the following notices to Agent (each, the “Possession Notice”): Owner agrees to give Agent written notice (the “Possession Notice”) within (i) five (5) business days after any Event of Default (as defined in the Lease) under or termination of the Lease by Powerwave, and (ii) twenty (20) business days prior to any termination of the Lease or exercise of remedies by Owner under the Lease by Owner. All notices are to be sent to the following address: Wells Fargo Capital Finance, LLC, 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, Attention: Business Finance Manager, or such other address as Agent shall designate in a written notice to Owner. Any notices delivered to Owner shall be to the address designated under Owner’s signature block to this Subordination and Consent. Agent shall have the right, without the obligation, to cure any Event of Default (as defined in the Lease) under the Lease within ten (10) days after the receipt of such notice. A cure of an Event of Default (as defined in the Lease) under the Lease by Agent shall be effective as if the same had been done by Powerwave and shall not be deemed an assumption of the Lease or any of Powerwave’s obligations thereunder by Agent. Owner agrees that Agent shall not have any obligations to Owner under the Lease or otherwise or any obligation to assume the Lease or any obligations thereunder. Powerwave shall provide Owner with notice of any default (beyond any applicable notice and cure period) under the Agreements immediately upon receipt of such notice from Agent.

8. After the expiration of the Disposition Period, unless (prior to the expiration of the Disposition Period) Agent has provided written notice to Owner that it intends to enter onto the Premises and remove the Goods in which case Agent shall have an additional ten (10) business days immediately after the Disposition Period solely to enter onto the Premises and remove the Goods (prior to and as a condition to such entry by Agent, Agent shall deliver to Owner a payment in an amount equal to the rent due for such 10-business day period under the Lease), Agent agrees that Owner may dispose of or remove such Goods remaining on the Premises from the Premises as Owner deems reasonable in accordance with the Lease and applicable law, and, in connection with any such removal or disposition, without limiting, modifying, or otherwise impairing Agent’s rights and remedies against Powerwave and the Guarantors (as such term is defined in the Credit Agreement), Agent waives and shall have no recourse or claim against Owner related to the Goods or such removal or disposition, including, without limitation, a claim against Owner for the value of the Goods so removed or making a request that Owner deliver the Goods to Agent. After the expiration of the Disposition Period, if (y) Agent has failed to provide the notice described in this Section 8 or (z) Agent has provided the notice in Section 8 but failed to remove the Goods within the additional 10-business day period, and as a result Owner intends to exercise its rights under the immediately preceding sentence to remove or dispose of the Goods without liability to Agent, then prior to doing so Owner shall provide Agent with written notice and five (5) business days to enter onto the Premises and remove any Goods that Agent desires to remove; provided, if Agent does not respond to such notice or fails to remove the Goods in such 5-business day period, then Owner shall be permitted to remove or dispose of the Goods as provided in the immediately preceding sentence without any liability to Agent as provided herein. The understandings, obligations and agreements of Agent set forth in this paragraph shall survive any expiration or termination of this Subordination and Consent.

9. This Subordination and Consent shall continue in effect until the earlier of (a) the date that all of Powerwave’s obligations to Agent and the Lenders for which the Goods have been pledged as security have been paid in full and (b) the later of: (i) the date the Lease expires or (ii) the date that the Disposition Period expires, notwithstanding the foregoing, the termination of this Subordination and Consent shall not terminate any provisions hereof which expressly survive such expiration or termination.

10. Neither this Subordination and Consent nor any memorandum thereof may be recorded or filed in the land records or other public filing office or in any location without the prior, written approval of Owner.

11. This Subordination and Consent shall inure to the benefit of and be binding upon Owner and Agent and their respective successors, heirs, and assigns.

12. This Subordination and Consent may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Subordination and Consent. Delivery of an executed counterpart of this Subordination and Consent by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Subordination and Consent. Any party delivering an executed counterpart of this Subordination and Consent by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Subordination and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Subordination and Consent.

13. THE VALIDITY OF THIS SUBORDINATION AND CONSENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS SUBORDINATION AND CONSENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF AGENT, IN ANY OTHER COURT IN WHICH AGENT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

[Signature pages to follow]

Dated: _______________________

WELLS FARGO CAPITAL FINANCE, LLC,

(formerly known as Wells Fargo Foothill, LLC)

a Delaware limited liability company,

as Agent

By:
Its:

Address:	2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404

Dated: ______________________

AGNL ANTENNA, L.P.,

a Delaware limited partnership,

as Owner

By: AGNL ANTENNA GP, L.L.C.,

Its: General partner

By: AGNL Manager II, Inc.,

Its: Manager

By:
Gordon J. Whiting President

Address:	AGNL ANTENNA, L.P. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, NY 10167-0094 Phone No.: (212) 883-4157 Fax No.: (212) 883-4141 Attn: Gordon J. Whiting

With a copy to:

AGNL Manager II, Inc.

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY 10167-0094

Phone No.: (212) 692-2296

Fax No.: (212) 867-6448

Attn: Joseph R. Wekselblatt

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

1300 I Street, N.W.

Washington, D.C. 20005-3314

Phone No.: (202) 469-4943

Fax No.: (202) 312-9411

Attn: Michele E. Williams, Esquire

ACKNOWLEDGED AND AGREED TO:

POWERWAVE TECHNOLOGIES, INC.

By: _____________________________

Name: _____________________________

Title: _____________________________

EXHIBIT H

DEUTSCHE BANK LEASE

EXHIBIT I

DEUTSCHE BANK SNDA

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Sheppard Mullin Richter & Hampton LLP

1300 I Street NW, Washington, DC 20005

Attention: Michele E. Williams

THIS SPACE ABOVE FOR RECORDER’S USE

SUBORDINATION AGREEMENT; ATTORNMENT AND NON-DISTURBANCE AGREEMENT, AND CONSENT TO SUBLEASE DATED AS OF OCTOBER __, 2011, EXECUTED BY AGNL ANTENNA, L.P., A DELAWARE LIMITED PARTNERSHIP AS “AGNL”, POWERWAVE TECHNOLOGIES, INC., A DELAWARE CORPORATION “POWERWAVE”, AND DEUTSCHE BANK NATIONAL TRUST COMPANY, AS “DEUTSCHE BANK”.

NOTICE	NOTICE: THIS SUBORDINATION AGREEMENT RESULTS IN YOUR LEASE BECOMING SUBORDINATE TO, SUBJECT TO AND OF LOWER PRIORITY THAN THE POWERWAVE LEASE (DEFINED BELOW)

THIS SUBORDINATION AGREEMENT, ATTORNMENT AND NON-DISTURBANCE AGREEMENT AND CONSENT TO SUBLEASE (this “Agreement”) is made October __, 2011 (the “Effective Date”), by and among AGNL Antenna, L.P., a Delaware limited partnership (“AGNL”), Powerwave Technologies, Inc., a Delaware corporation (“Powerwave”) and Deutsche Bank National Trust Company (“Deutsche Bank”).

RECITALS:

1. On the Effective Date, Powerwave, via grant deed, sold and conveyed to AGNL the fee simple interest in that certain real property with an address of 1761-1801 E. St. Andrew Place, Santa Ana, California 92705 and described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the “Property”).

2. On the Effective Date, AGNL, as landlord, and Powerwave, as tenant, entered into a Lease Agreement dated as of the Effective Date (together with any amendments, modifications, replacements or extensions, the “Powerwave Lease”) pursuant to which AGNL leases to Powerwave all of the Property and improvements located thereon as more fully described in the Powerwave Lease.

3. Powerwave, as landlord, and Deutsche Bank, as tenant (or their respective predecessors in interest), entered into a Lease made and entered into as of December 31, 1998, as amended by a First Amendment to Lease dated May 1, 2004, Second Amendment To Lease dated November 1, 2004, and Third Amendment to Lease dated August 1, 2008 (collectively, the “Deutsche Bank Lease”). Pursuant to the Deutsche Bank Lease, Deutsche Bank leases from Powerwave that certain portion of the Property (defined below) as more particularly described on Exhibit B attached hereto and incorporated herein by this reference (the “Deutsche Bank Premises”).

4. As a condition to completing the sale and purchase of the Property and entering into the Powerwave Lease, AGNL has required that Powerwave and Deutsche Bank acknowledge and agree that (notwithstanding the fact that the Deutsche Bank Lease was entered into prior to the Powerwave Lease) unconditionally and at all times the Powerwave Lease shall be prior and superior in title to the Deutsche Bank Lease and that Powerwave and Deutsche Bank specifically and unconditionally subordinate the Deutsche Bank Lease to the priority in title of the Powerwave Lease.

5. The effect of the foregoing subordination shall be that the Powerwave Lease shall be deemed a ground lease or superior lease and that the Deutsche Bank Lease shall be deemed a sublease under the Powerwave Lease.

6. The parties have agreed to the foregoing and to all of the other agreements and understandings set forth in this Agreement.

NOW, THEREFORE, for valuable consideration and to induce AGNL to enter into the transaction described in the recitals, AGNL, Powerwave and Deutsche Bank hereby agree as follows:

1. Subordination; Consent to Sublease. AGNL, Powerwave and Deutsche Bank hereby agree that:

1.1 Recitals. The foregoing recitals are incorporated herein by reference as if fully set forth in this Agreement.

1.2 Prior Title. The Powerwave Lease, and any modifications, renewals or extensions thereof, is and shall unconditionally be and at all times remain prior and superior in title to the Deutsche Bank Lease. Powerwave shall be the direct landlord under the Deutsche Bank Lease and shall continue to be liable and obligated to Deutsche Bank for all of landlord’s liabilities and obligations thereunder.

2. Additional Agreements. It is covenanted and agreed that so long as the Powerwave Lease is in effect:

2.1 Modification, Termination and Cancellation. Deutsche Bank will not consent to any modification, amendment, termination or cancellation of the Deutsche Bank Lease (in whole or in part) without AGNL’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and will not make any payments to Powerwave in consideration of any modification, termination or cancellation of the Deutsche Bank Lease (in whole or in part) without AGNL’s prior written consent, not to be unreasonably withheld, conditioned or delayed (any modifications or amendments made with AGNL’s prior written consent subsequent to the Effective Date shall be deemed to be included in the defined term “Deutsche Bank Lease” as such term is used and defined herein), except if such modification, amendment, termination or cancellation is permitted pursuant to the express terms of the Deutsche Bank Lease as of the Effective Date.

2.2 Notice of Default. Deutsche Bank will notify AGNL in writing concurrently with any Notice given to Powerwave in accordance with Article XVI of the Deutsche Bank Lease of any default by Powerwave under the Deutsche Bank Lease, and Deutsche Bank agrees that AGNL has the right (but not the obligation) to cure any breach or default specified in such Notice within the time periods set forth below such that Deutsche Bank will not declare a default of and seek to terminate the Deutsche Bank Lease, as to AGNL, if AGNL cures such default within thirty (30) days from and after the expiration of the time period provided in the Deutsche Bank Lease for the cure thereof by Powerwave; provided, however, that if such default cannot with diligence be cured by AGNL within such thirty (30) day period, the commencement of action by AGNL within such thirty (30) day period to remedy the same shall be deemed sufficient so long as AGNL pursues such cure with diligence and completes such cure within one hundred and eighty (180) days; for purposes of clarity, if AGNL has commenced such cure but not completed it within the 180-day period referenced above, then Deutsche Bank shall be permitted to exercise any remedies available against Powerwave, as provided in the Deutsche Bank Lease, including, without limitation, terminating the Deutsche Bank Lease, if applicable.

2.3 No Advance Rents. Deutsche Bank will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Deutsche Bank Lease except as may be expressly required of Deutsche Bank under the Deutsche Bank Lease.

2.4 Assignment of Rents. Upon receipt by Deutsche Bank of written notice from AGNL that AGNL has elected to terminate the Powerwave Lease or that an Event of Default (as defined in the Powerwave Lease) has occurred, Deutsche Bank will pay directly to AGNL all rents due and payable under the Deutsche Bank Lease. Deutsche Bank shall comply with such direction to pay and shall not be required to determine whether the Powerwave Lease has been terminated or whether Powerwave is in default under the Powerwave Lease; Powerwave hereby agreeing with Deutsche Bank that Deutsche Bank shall be given credit under the Deutsche Bank Lease for any such payments.

2.5 Assignment and Subletting. Deutsche Bank shall not exercise any of its rights to assign, sublet, license, lease, sublease or otherwise transfer any right of use or occupancy for the Deutsche Bank Premises which requires the prior consent of Powerwave under the Deutsche Bank Lease without obtaining the prior written consent of AGNL in accordance with Section 2.9 hereof, (the foregoing requirement for AGNL’s consent shall exist independent of and regardless of whether Powerwave has granted its consent to such assignment, subletting, license, lease, sublease or other transfer) provided; Powerwave shall promptly submit any transfer proposal by Deutsche Bank to AGNL which requires Powerwave’s consent under the Deutsche Bank Lease and use its best efforts to obtain AGNL’s consent thereto.

2.6 Alterations and Repairs. Deutsche Bank shall not make any Alterations (as defined in the Deutsche Bank Lease) at the Deutsche Bank Premises which requires the prior consent of Powerwave under the Deutsche Bank Lease without obtaining the prior written consent of AGNL in accordance with Section 2.9 hereof, provided; Powerwave shall promptly submit any Alterations proposal by Deutsche Bank to AGNL which requires Powerwave’s consent under the Deutsche Bank Lease and use its best efforts to obtain AGNL’s consent thereto.

2.7 Financial Information; Insurance Certificates. Deutsche Bank shall deliver to AGNL, simultaneous with delivery to Powerwave under the Deutsche Bank Lease, all financial information and reports related to the Deutsche Bank Premises or Deutsche Bank itself and copies of all insurance policies or other evidence of insurance which Deutsche Bank obtains and maintains under the Deutsche Bank Lease.

2.8 AGNL Agreement. So long as Powerwave (or any successor landlord) does not have the right to terminate the Deutsche Bank Lease by reason of default on the part of Deutsche Bank, then, in such event, (a) unless any applicable law requires same, Deutsche Bank shall not be joined as a party defendant in any action or proceeding which may be instituted or taken by the AGNL for the purpose of terminating the Powerwave Lease by reason of any default thereunder, (b) Deutsche Bank shall not be evicted from the Deutsche Bank Premises nor shall any of Deutsche Bank’s rights under the Deutsche Bank Lease be affected in any way by reason of any default under the Powerwave Lease, and (c) Deutsche Bank’s estate under the Deutsche Bank Lease shall not be terminated or disturbed by reason of any default under the Powerwave Lease.

2.9 Consents. AGNL covenants and agrees that any consents by AGNL provided for hereunder generally shall be given, deemed given or withheld under the same standard as would be the case for Powerwave under the Deutsche Bank Lease provided Deutsche Bank also delivers to AGNL any notices related to such matters at the same time as delivered to Powerwave in accordance with the terms of the Deutsche Bank Lease. Deutsche Bank agrees that, if Deutsche Bank disputes that AGNL properly withheld its consent to any action or occurrence which requires AGNL’s consent hereunder, then Deutsche Bank may seek an action for declaratory judgment against AGNL seeking to reverse such decision, or otherwise avail itself of any other remedies against AGNL to the extent available against the landlord under the Deutsche Bank Lease; provided, however, Powerwave agrees to indemnify and hold harmless AGNL against any such action brought by Deutsche Bank and any claims or damages suffered by AGNL as a result of any such action being brought by Deutsche Bank. The foregoing shall not limit any and all remedies or claims that Deutsche Bank may have against Powerwave under or pursuant to the Deutsche Bank Lease.

3. Attornment. Deutsche Bank agrees for the benefit of AGNL as follows (including for this purpose any transferee, successor or assign of AGNL or lender of AGNL) following a termination of the Powerwave Lease but subject to Section 4 of this Agreement:

3.1 Payment of Rent. Deutsche Bank shall pay to AGNL all rental payments required to be made by Deutsche Bank pursuant to the terms of the Deutsche Bank Lease for the duration of the term of the Deutsche Bank Lease; the collection or application of any such amounts and rent from Deutsche Bank by AGNL shall not (i) be deemed a waiver of any term, covenant or condition of the Powerwave Lease, or (ii) relieve Powerwave from its obligation to fully observe and perform the terms, covenants and conditions of the Powerwave Lease.

3.2 Continuation of Performance. Deutsche Bank shall be bound to AGNL in accordance with all of the provisions of the Deutsche Bank Lease for the balance of the term thereof, and Deutsche Bank hereby attorns to AGNL as its landlord following a termination of the Powerwave Lease, such attornment to be effective and self-operative without the execution of any further instrument immediately upon AGNL’s termination of the Powerwave Lease and giving written notice thereof to Deutsche Bank.

3.3 No Offset. AGNL shall not be liable for, nor subject to, any offsets, credits or defenses which Deutsche Bank may have by reason of any act or omission of Powerwave under the Deutsche Bank Lease (except to the extent specifically provided in the Deutsche Bank Lease as of the Effective Date and solely for such offsets, credits or defenses accruing or continuing after AGNL becomes the landlord under the Deutsche Bank Lease), nor for the return of any sums which Deutsche Bank may have paid to Powerwave under the Deutsche Bank Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Powerwave to AGNL (and provided that the foregoing provisions shall not exempt AGNL, if AGNL succeeds to the interest of Powerwave under the Deutsche Bank Lease, from the performance of the obligations of the “Landlord” under the Deutsche Bank Lease accruing during and applicable to AGNL’s period of ownership).

3.4 Subsequent Transfer. If AGNL, by succeeding to the interest of Powerwave under the Deutsche Bank Lease, should become obligated to perform the covenants of Powerwave thereunder, then, upon any further transfer of AGNL’s interest by AGNL, all of such obligations (except those assumed by AGNL during and applicable to AGNL’s period of ownership) shall terminate as to AGNL.

4. Non-Disturbance. In the event of a termination of the Powerwave Lease, or other action to enforce AGNL’s remedies under the Powerwave Lease or any other termination or surrender thereof, including, without limitation, pursuant to Section 365(h) of the U.S. Bankruptcy Code, so long as there shall then exist no right of the landlord to exercise remedies pursuant to the Deutsche Bank Lease by reason of default (beyond any applicable notice and cure period) by Deutsche Bank such that there is a right to terminate the Deutsche Bank Lease, AGNL agrees for itself and its successors and assigns that the leasehold interest of Deutsche Bank under the Deutsche Bank Lease shall not be extinguished or terminated by reason of such termination or exercise of remedies by AGNL, but rather the Deutsche Bank Lease shall continue in full force and effect and AGNL (and any party that shall become a transferee of the Property by reason thereof) shall recognize and accept Deutsche Bank as tenant under the Deutsche Bank Lease subject to and upon the terms and provisions of the Deutsche Bank Lease except as modified by this Agreement; provided, however, that Deutsche Bank and AGNL agree that the following provisions of the Deutsche Bank Lease (if any) shall not be binding on AGNL: any option to purchase or lease with respect to the Property and any right of first refusal or right of first offer to purchase or lease with respect to the Property, except the right of first offer to lease the Property contained in Section 8 of the Third Amendment to Lease as it exists on the Effective Date (the “ROFO”). Notwithstanding the foregoing, if Deutsche Bank exercises the ROFO, then, for purposes of this Agreement, the Deutsche Bank Premises shall be deemed expanded to include the space taken pursuant to such exercise of the ROFO, and shall also likewise be covered by the terms of this Agreement. If a default (beyond any applicable notice and cure period) exists under the Deutsche Bank Lease such that there is a right to terminate the Deutsche Bank Lease at the time of the termination of the Powerwave Lease or the exercise of AGNL’s remedies thereunder, then AGNL, at its sole option, may elect to continue the Deutsche Bank Lease as provided for in this Agreement or terminate the Deutsche Bank Lease upon written notice to Deutsche Bank.

5. Miscellaneous.

5.1 Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto, but except as provided in §3.4, shall not apply after AGNL, upon succeeding to the interest of Powerwave under the Deutsche Bank Lease, should then further transfer AGNL’s interest.

5.2 Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mail, postage prepaid and addressed to the address of AGNL, Powerwave or Deutsche Bank appearing below:

“AGNL”	AGNL Antenna, L.P. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, NY 10167-0094 Phone No.: (212) 883-4157 Fax No.: (212) 883-4141 Attn: Gordon J. Whiting

With a copy to:	AGNL Manager II, Inc. c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, NY 10167-0094 Phone No.: (212) 692-2296 Fax No.: (212) 867-6448 Attn: Joseph R. Wekselblatt

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 1300 I Street, N.W., Suite 1100 Washington, D.C. 20005 Phone No.: (202) 469-4943 Fax No.: (202) 312-9411
Attn: Michele E. Williams, Esquire

“Powerwave”	Powerwave Technologies, Inc. 1801 E Saint Andrew Place Santa Ana, California 92705 Phone No.: (714) 466-1607 Fax No.: (714) 466-5801 Attn: Tom Spaeth, Vice President and Treasurer

with a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 Attention: Robert C. Wallace Tel: (949) 725-4154 Fax: (949) 823-5154

“Deutsche Bank”	Deutsche Bank National Trust Company 100 Plaza One, 3rd floor M/S: JCY03-0334 Jersey City, New Jersey 07311 Attn: Lease Administrator

With a copy to:	Moses & Singer LLP 405 Lexington Avenue New York, New York 10174 Attn: Richard E. Strauss, Esq.

And a copy to:	Jones Lang LaSalle Americas Inc. 525 William Penn Way, 20th Floor Pittsburgh, Pennsylvania 15259 Attn: Lease Administration – Deutsche Bank [USGRE001-L01]

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument.

5.4 Remedies Cumulative. All rights of AGNL herein to collect rents on behalf of Powerwave under the Deutsche Bank Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between AGNL and Powerwave or others.

5.5 Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

5.6 Representations. AGNL, Powerwave and Deutsche Bank each represents to the other respective parties that it has the power and authority to enter into this Agreement.

5.7 Brokers. Powerwave hereby indemnifies and holds harmless AGNL from and against any claims (including reasonable attorneys’ fees) for brokerage fees or commissions arising out of the Deutsche Bank Lease.

5.8 Governing Law. It is the intention of the parties hereto that this Agreement (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California.

5.9 Recordation. This Agreement shall be recorded in the land records where the Property is located. Any recordation of this Agreement or any memorandum thereof, whether at the request of AGNL or a lender secured by AGNL’s interest in the Property or otherwise, shall be at Powerwave’s expense.

5.10 Fee Lender Subordination. AGNL, Powerwave and Deutsche Bank agree that the Deutsche Bank Lease shall be subordinate to any mortgage or other security instrument hereafter placed upon the Property (which includes the Deutsche Bank Premises) by AGNL, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided that any such mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such mortgage or other security instrument and delivered to Deutsche Bank) shall provide for the recognition of the Deutsche Bank Lease and all of Deutsche Bank’s rights thereunder, unless a default (beyond any applicable notice and cure period) has occurred and is continuing under the Deutsche Bank Lease such that there is a right of landlord to terminate the Deutsche Bank Lease; such instrument shall be reasonably satisfactory to Deutsche Bank (Deutsche Bank agreeing that if such instrument reflects the substance of this Agreement that it shall be reasonably satisfactory to Deutsche Bank for such purposes).

INCORPORATION. Exhibit A, Exhibit B and the Deutsche Bank Lease are attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written,

NOTICE:	IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“POWERWAVE”
POWERWAVE TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Date:	Its:

“AGNL”
AGNL ANTENNA, L.P., a Delaware limited partnership

By:	AGNL ANTENNA GP, L.L.C., its general partner

By:	AGNL Manager II, Inc., its manager

Date:	By:
Gordon J. Whiting, President

“DEUTSCHE BANK”
DEUTSCHE BANK NATIONAL TRUST COMPANY

Date:	By:
Its:

Date:	By:
Its:

(ACKNOWLEDGEMENTS FOLLOW)

STATE OF NEW YORK

COUNTY OF NEW YORK

On October                 , 2011 before me,                                 , a Notary Public in and for said state, personally appeared Gordon J. Whiting, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public in and for said State

STATE OF

COUNTY OF

On October                 , 2011 before me,                                 , a Notary Public in and for said state, personally appeared                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public in and for said State

STATE OF

COUNTY OF

On October         , 2011 before me,                                                                                  , a Notary Public in and for said state, personally appeared                                                              , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public in and for said State

EXHIBIT A

PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 6, IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE OF CALIFORNIA, RECORDED IN BOOK 307 PAGES 40 THROUGH 46 INCLUSIVE OF PARCEL MAPS, RECORDS OF SAID COUNTY.

EXCEPTING ALL OIL, GAS AND OTHER HYDROCARBONS AND MINERAL SUBSTANCES LYING NOT LESS THAN FIVE HUNDRED (500) FEET BELOW THE SURFACE OF SAID REAL PROPERTY, PROVIDED THAT GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT TO GO UPON THE SURFACE OF SAID REAL PROPERTY FOR THE PURPOSE OF EXTRACTING SAID OIL, GAS OR OTHER HYDROCARBON AND MINERAL SUBSTANCES, NOR FOR ANY PURPOSE IN CONNECTION THEREWITH, BUT SHALL HAVE THE RIGHT TO EXTRACT AND REMOVE SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES BY MEANS OF SLANT-DRILLED WELLS LOCATED ON ADJACENT OR NEARBY LAND, OR BY ANY OTHER MEANS WHICH SHALL NOT REQUIRE ENTRY UPON THE SURFACE OF SAID REAL PROPERTY BY INSTRUMENT RECORDED BY SANTA FE LAND IMPROVEMENT COMPANY, A CORPORATION ON September 17, 1985 AS INSTRUMENT NOS. 85-353684 AND 85-353685 OF OFFICIAL RECORDS.

PARCEL B:

EASEMENTS FOR INGRESS AND EGRESS AS DESCRIBED IN THAT CERTAIN RESERVATION AND GRANT OF EASEMENTS AND EASEMENT AGREEMENT RECORDED MAY 7, 1998 AS INSTRUMENT NO. 19980279126, OFFICIAL RECORDS AND RE-RECORDED July 16, 1998 AS INSTRUMENT NO. 19980157066, OFFICIAL RECORDS.

PARCEL C:

EASEMENTS FOR INGRESS AND EGRESS AS DESCRIBED IN THAT CERTAIN DECLARATION AND AGREEMENT OF COVENANTS, EASEMENT RIGHTS, AND MAINTENANCE OBLIGATIONS RECORDED June 23, 1999 AS INSTRUMENT NO. 19990466463, OFFICIAL RECORDS.

APN: 403-061-03

EXHIBIT B

DEUTSCHE BANK PREMISES

The premises leased from Powerwave to Deutsche Bank under the Deutsche Bank Lease, consisting of approximately 109,777 rentable square feet, on portions of the ground and second floors of the office building located at 1801 E. St. Andrew Place, Santa Ana, California

EXHIBIT J

LETTER OF CREDIT RIDER

This Letter of Credit Rider (“Letter of Credit Rider”) dated                 ,             is made and entered into by and between                             , a                            (“Landlord”), and                         , a                         (“Tenant”), and entered into in connection with the Lease Agreement dated October __, 2011 (“Lease”) by and between Landlord and Tenant to which this Letter of Credit Rider is attached. The agreements set forth in this Letter of Credit Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Letter of Credit Rider are inconsistent with the terms of the Lease, the terms of this Letter of Credit Rider shall control.

1. At the time and in the manner required in the Lease, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease and to be used to compensate Landlord for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, a Letter of Credit (as defined in the Lease), in form and content acceptable to Landlord (in its sole discretion) and containing the terms required herein, payable in the City Santa Ana, California, in the amount of $                    (the “Letter of Credit Amount”).

2. The Letter of Credit shall be (i) at sight, irrevocable and unconditional, (ii) maintained in effect, whether through replacement, renewal or extension, for the period from the date such Letter of Credit is to be obtained and maintained in accordance with the Lease and continuing until the date (the “Letter of Credit Expiration Date”) which is one hundred twenty (120) days after the expiration of the Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) subject to “The Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce Publication No. 600, (iv) fully assignable by Landlord, and (v) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit shall provide, among other things, in effect that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit (1) upon the presentation to the applicable financial institution of Landlord’s (or Landlord’s then managing agent’s) written statement that such amount is due to Landlord under the terms and conditions of the Lease, (2) in the event Tenant, as applicant, shall have failed to provide to Landlord a new or renewal Letter of Credit satisfying the terms of this Letter of Credit Rider at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, (3) Tenant has filed a voluntary petition under the Federal Bankruptcy Code or (4) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code, it being understood that if Landlord or its managing agent be a limited liability company, corporation, partnership or other entity, then such statement shall be signed by a managing member or manager (if a limited liability company), an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity) and (B) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement.

3. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Leased Premises, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the financial institution issuing the Letter of Credit (“Issuer”) such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Issuer’s transfer and processing fees in connection therewith.

4. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Letter of Credit Rider, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Paragraph 22 of the Lease, the same shall constitute an incurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, a renewal thereof or substitute letter of credit, as applicable, shall be delivered to Landlord not later than thirty (30) days prior to the expiration of the Letter of Credit, which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Letter of Credit Rider, Landlord shall have the right to present the Letter of Credit to the Issuer in accordance with the terms of this Letter of Credit Rider, and the proceeds of the Letter of Credit may be applied by Landlord for Tenant’s failure to fully and faithfully perform all of Tenant’s obligations under the Lease and against any Rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets.

5. Tenant hereby acknowledges and agrees that Landlord is permitting the action or activity set forth in the Lease which requires issuance of the Letter of Credit in material reliance upon the ability of Landlord to draw upon the Letter of Credit in the event Tenant fails to fully and faithfully perform all of Tenant’s obligations under the Lease and to compensate Landlord for all losses and damages Landlord may suffer as a result of the occurrence of any default on the part of Tenant under the Lease and Landlord may, at any time, but without obligation to do so, and without notice, draw upon the Letter of Credit, in part or in whole, for such purposes. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

6. Notwithstanding anything to the contrary herein, if at any time the Letter of Credit Issuer Requirements are not met, or if the financial condition of such Issuer changes in any other materially adverse way, as determined by Landlord in its sole discretion, then Tenant shall within five (5) days of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Lease, including without limitation, the Letter of Credit Issuer Requirements. Notwithstanding anything in this Lease to the contrary, Tenant’s failure to replace the Letter of Credit and satisfy the Letter of Credit Issuer Requirements within such five (5) day period Landlord shall constitute a material default for which there shall be no notice or grace or cure periods being applicable thereto. In addition and without limiting the generality of the foregoing, if the Issuer of any letter of credit held by Landlord is insolvent or is placed in receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the Issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Letter of Credit Rider, and Tenant shall within five (5) days of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Letter of Credit Rider and that meets the Letter of Credit Issuer Requirements (and Tenant’s failure to do so shall, notwithstanding anything in this Letter of Credit Rider or the Lease to the contrary, constitute a material default for while there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid five (5) day period).

7. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

SCHEDULE 12(a)

Immediate Repairs

Immediate/Short Term Repairs Schedule

Powerwave, Santa Ana, California

From EBI – Property Condition Report and Roof Report

Dated September 13, 2011 (#13110117)

Section 2.2 Pavement and Parking

The concrete was observed to be cracked and damaged at the concrete drive approach, at the rear southeast parking lot entry drive (approximately 550 sq ft). Immediate Repairs are recommended to replace the concrete drive approach.

Estimated Cost:	$4,400

Section 2.3 Site Amenities & Landscaping

Approximately six trip hazards were observed north of the flag-pole, at the concrete walk area, before the pie-shaped concrete slab and drive area. Exposed wire mesh, and damaged concrete (approximately 100 sq ft), was observed at the concrete walk adjacent to the parking lot curbing near the garden level patio area. Immediate Repairs are recommended for repair of the trip hazards and to repair the concrete sidewalks.

Cracked and damaged CMU’s were observed (approximately 20 sq ft) at the low-profile CMU site wall adjacent to the southeast and rear entry drive. Immediate Repairs are recommended for site wall repair.

Rust and peeling paint was observed at two to three parking lot light pole bases, adjacent to the site wall at the north side of the property. Due to the low costs involved, it is recommended that the rust and peeling paint issue be resolved, under routine maintenance.

Estimated Cost:	$2,000

Section 3.3 Facades

The sealants at the metal cladding panels were observed to be partially deteriorated, at approximately eight locations, at the planting area below the glazing, at the front of the building, near the northwest corner. This appears to be due to the irrigation sprinkler system. Immediate Repairs are recommended to direct water away from the building (which can be performed under routine maintenance), and to reseal the joints.

Estimated Cost:	$108

Addendum, Page -1-

Section 3.4 Roofing

Roof Section 01 – Roof Over NW Entrance Area	• Clean all dirt and debris off of roof deck. • Replace broken drain skimmer. • Perform a “one time” full maintenance inspection as outlined in the PMP.
Roof Section 02 – Roof Over Storage Area

• Set CMU ballast on dish antennae frame over membrane protection padding.

• Clean dirt and debris off of roof deck.

• Reattach hood to open vent.

• Perform a “one time” full maintenance inspection as outlined in the PMP.

Roof Section 03 – Roof Over Offices & Deutsche Bank Storage Area

• Monitor blister condition.

• Install membrane protection padding under platforms and antennae frames

• Clean dirt and debris off of roof deck and from around drains.

• Remove abandoned metal and wood off of roof deck.

• Monitor minor ponding condition.

• Perform a “one time” full maintenance inspection as outlined in the PMP.

Roof Section 04 – Roof Over Warehouse Area

• Remove wood plank from roof deck.

• Repair wall flashing using compatible materials.

• Install clamps attaching conduit to wood blocking.

• Remove dirt and debris off of roof deck.

• Monitor minor ponding condition.

• Perform a “one time” full maintenance inspection as outlined in the PMP.

Addendum, Page -2-

Roof Section 05 – Roof Over Stairwell Area	• Install splash block under downspout. • Perform a “one time” full maintenance inspection as outlined in the PMP.
Roof Section 06 – Roof Over Elevator Penthouse Area	• Install splash block under downspout. • Repair caulking using compatible materials. • Monitor blister condition. • Perform a “one time” full maintenance inspection as outlined in the PMP.
Roof Section 07 – Roof Over Shipping/Receiving Area	• Perform a “one time” full maintenance inspection as outlined in the PMP.
Roof Section 08 – Roof Over Shipping/Receiving Area	• Monitor blister condition. • Clean dirt and debris off of roof deck and from drains. • Perform a “one time” full maintenance inspection as outlined in the PMP.

Estimated Cost:	$19,721

Section 3.6 ADA Compliance – Reference ADA Report Below

Estimated Cost:	$5,250

Section 4.2 HVAC

Per an HVAC survey commenced in 2010 by EMCOR Service Mesa Energy Systems, the following observed issues, or potential HVAC issues, were observed:

1. Pump motor at boiler # 3 will be replaced, serial # 0511242700

2. Liebert 8 ton split system will be repaired by replacing existing coils

Estimated Cost:	Not Provided

Section 4.4 Fire/Life Safety

There were reported problems with the life safety system sizes or configuration. The fire alarm control panels, alarm systems and sprinkler systems are reportedly tested annually, were last tested on March 26, 2011. Per Title 19, relating to the 5 year fire sprinkler inspection (commenced on March 26, 2011) multiple deficiencies were observed and noted for repair.

Addendum, Page -3-

Reportedly, repairs are still in progress, and consequently the fire system’s 5 year certification is pending. Immediate Repairs are recommended to complete this work – costs were not provided.

Estimated Cost:	$0

Total from the EBI Reports	$31,479

Addendum, Page -4-

SCHEDULE 12(b)

ADA Retrofits

1) Accessible Route – Exterior

Provide at least one accessible route within the boundary of the site from public transportation stops. Access aisles adjacent to parking spaces, crossing hazardous vehicle areas, from main roadways or public transportation stops to the building sidewalks and entrances are not provided.

Estimated Cost:	65 ft. @ $6.50 LF = $422.50

2) Accessible Parking

The building has 1,393 parking spaces between the existing five surface parking lots, of which 18 are handicapped stalls. ADA guidelines state that based on the amount of available parking stalls, 24 stalls should be handicapped accessible with three of the 24 stalls being van accessible. An adequate number of designated parking stalls and signage for cars and vans should be provided.

Estimated Cost:	Install 3 stalls and signs (vans) @ $220 each = $660
Install 6 stalls and signs (cars) @ $165 each = $495

3) Curb Ramps

The existing curb ramps are not in compliance with ADA Accessibility Guidelines. Install curb ramps with a maximum slope 1:12 and a minimum of 36 inches wide exclusive of the flared ends. Curb ramps are required from the parking area to the sidewalks providing access to the building.

Estimated Cost:	Install 5 @ $950 each = $4,750

4) Accessible Route – Interior

Install signage with letters and numbers with a width-to-height ratio of between 3:5 and 1:1, and a stroke width-to-height ratio of between 1:5 and 1:10. Signs for permanent rooms or spaces, such as numbers on hotel rooms, hospital patient rooms, office suites, as well as signs designating men’s and women’s restrooms, must have raised and Braille characters. Employee areas and interior common spaces had little or no compliant signage.

Estimated Cost:	Install 120 signs @ $60 each = $7,200

Addendum, Page -5-

5) Elevators

Replace the elevator car control buttons. The elevator communication equipment is not set up for speech impaired communication. Provide an emergency two-way communication system to the elevator and a point outside the hoist way.

Estimated Cost:	Install 11 sets @ $350 each = $3,850

Install Elevator Communication Equipment 11 @ $2,600 each = $28,600

6) Toilet Rooms and Bathroom

None of the toilet rooms are compliant for various reasons.

Estimated Cost:	Install 2 grab bars in men’s toilet room @ $325 each = $650

TOTAL:	$46,627.50

Addendum, Page -6-